EXHIBIT 10.54

PURCHASE AND SALE AGREEMENT

Dated August 23, 2011

among

PACIFIC ENERGY DEVELOPMENT CORP.

as Buyer

and

ESENJAY OIL & GAS, LTD.,

WINN EXPLORATION CO., INC.,

LACY PROPERTIES, LTD., and

CRAIN ENERGY, LTD.

as Sellers

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TABLE OF CONTENTS

ARTICLE 1 – Sale and Purchase; Purchase Price and Closing		1

1.1	Sale and Purchase.	1
1.2	Purchase Price.	2
1.3	Closing.	2

ARTICLE 2 -- Review Period; Cure Period		4

2.1	Review Period; Costs of Title Information and Environmental Due Diligence.	4
2.2	Additional Leases	4
2.3	PEDCO’s Determination of Approved Net Leasehold Acres.	4
2.4	Notice of Title Defects and Cure Period.	5

ARTICLE 3 – Determination of Purchase Price and Closing		5

3.1	Determination of the Purchase Price for the Designated Interests.	5
3.2	Post-Closing Title Curative.	5
3.3	Pre-Closing Covenants	5

ARTICLE 4 – Reservation of Overriding Royalty Interests; After Payout Interest		6

4.1	Reservation of Overriding Royalty Interests.	6
4.2	Terms and Conditions of the Esenjay ORI.	6
4.3	After Project Payout Interest.	7
4.4	Evolution Carried Costs	7
4.5	Evolution ORI.	7

ARTICLE 5 -- Operational Provisions		7

5.1	Operator	7
5.2	Operations and Cost Sharing.	7
5.3	Roads and Easements.	8
5.4	Ingress and Egress.	8
5.5	Non-Interference	8
5.6	Deep Rights	8
5.7	Right of First Offer	8
5.8	Carried Interest; Liquidated Damages; Initial Well	9
5.9	Indemnification	9

ARTICLE 6 – Representations		10

6.1	Representations of PEDCO.	10
6.2	Representations of Each Seller.	10

ARTICLE 7 – Conditions Precedent		12

7.1	Conditions Precedent to the Obligations of Sellers.	12
7.2	Conditions Precedent to the Obligations of PEDCO.	12

ARTICLE 8 – Seismic Data		13

8.1	Seismic Licenses.	13

ARTICLE 9 -- Termination		13

9.1	Termination.	13
9.2	Effect of Termination.	14

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ARTICLE 10 -- Miscellaneous		14

10.1	Further Assurances.	14
10.2	Notices.	14
10.3	Incorporation of Appendices.	15
10.4	Entire Agreement.	15
10.5	Amendment; Waiver.	15
10.6	Announcements.	15
10.7	Confidentiality.	15
10.8	Force Majeure.	16
10.9	Binding Effect; Benefits.	16
10.1	Governing Law.	16
10.11	BINDING ARBITRATION.	16
10.12	Specific Performance.	17
10.13	Expenses.	17
10.14	Cost.	17
10.15	Severability.	17
10.16	Esenjay’s Representation of Sellers	17
10.17	Presumption Concerning Interpretation and Construction.	17
10.18	Survival.	18
10.19	Headings.	18
10.20	Timing	18
10.21	Counterparts; Facsimile and Electronic Signatures	18
10.22	Termination of Confidentiality Agreement	18

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated August 23, 2011, is by and among Esenjay Oil & Gas, Ltd., a Texas limited partnership (“Esenjay”), Winn Exploration Co., Inc., a Texas corporation (“Winn”), Lacy Properties, Ltd., a Texas limited partnership (“Lacy”), and Crain Energy, Ltd., a Texas limited partnership (“Crain”; Esenjay, Winn, Lacy and Crain are referred to, collectively, as “Sellers” and each a “Seller”), and Pacific Energy Development Corp., a Nevada corporation (“PEDCO” or “Buyer”). Each Seller and PEDCO may be referred to herein as a “Party” and, collectively, as the “Parties.”

R E C I T A L S

WHEREAS, Sellers own interests in oil and gas leases covering approximately 13,978.326 gross acres and approximately 7,067.377 net acres, which leases are more particularly described in Appendix 2 attached hereto and incorporated by reference herein (the “Appendix 2 Leases,” and the acreage covered by the Appendix 2 Leases (the “Appendix 2 Acreage”) being the W/2 of Section 1, all of Sections 2, 3, 4, 5, 8, 9, 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22, 27, 28, 31, 32, 33 and 34, the NW/2 of Section 12, and the N/2 of Section 23, all in T7N, R59W, 6th PM, Weld County, Colorado, and Sections 13, 23, 24, 26, 34 and 35, T7N, R60W, 6th PM, Weld County, Colorado INSOFAR AND ONLY INSOFAR as the Appendix 2 Leases cover the Appendix 2 Acreage as to all depths from the surface of the earth down to the stratigraphic equivalent of the base of the Greenhorn Formation (the “Shallow Horizons”) being the “X Bentonite Marker” as encountered at a depth of 6,493 feet MD on the electrical log, in the Esenjay Operating, Inc.-Jess 23-10 Well (API #05-123-31643) located in Section 23, T7N, R59W, 6th PM, Morgan County, Colorado. Sections 29 and 30, T7N, R59W and Sections 25 and 36, T7N, R60W, 6th PM, Weld County, Colorado, are SAVED AND EXCEPTED IN THEIR ENTIRETY FROM THIS AGREEMENT AND RESERVED TO ESENJAY; and

WHEREAS, Sellers are in the process of acquiring additional oil and gas leases covering lands within the AMI described in Appendix 8 (the “Additional Leases”; the Appendix 2 Leases together with the Additional Leases are, collectively, the “Subject Leases” and the Appendix 2 Acreage and the lands covered by any Additional Leases are, collectively, the “Subject Acreage”); and

WHEREAS, the Parties hereto desire to enter into this Agreement to evidence the terms and conditions upon which: (i) Sellers will sell to PEDCO and PEDCO will purchase from Sellers an undivided Fifty Percent (50% of 8/8ths) interest in and to the Subject Leases, insofar and only insofar as the Subject Leases cover and affect the Shallow Horizons, and subject to the Esenjay ORI (the “Designated Interests”); and (ii) Sellers and PEDCO may explore and develop the Subject Acreage and the Subject Leases. All capitalized terms used but not otherwise defined in the body of this Agreement shall have the meanings assigned to such terms in Appendix 1.

A G R E E M E N T

Subject to the terms and provisions of this Agreement and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and PEDCO agree as follows:

ARTICLE 1 – Sale and Purchase; Purchase Price and Closing

1.1 Sale and Purchase.

 Subject to the terms and conditions herein set forth, Sellers agree to sell, assign and deliver to PEDCO and PEDCO agrees to purchase and acquire from Sellers at Closing (defined in Section 1.3 below), but effective as of 7:00 a.m., Central Time, on the Effective Date:

(a). the Designated Interests along with a copy of all records and data of Sellers or any Affiliate of any Seller concerning the Subject Leases or the Subject Acreage, including all technical data and interpretations made up until the time of Closing (the “Records”); and

(b). the seismic data licenses referred to in Section 8.1 below.

1.2 Purchase Price.

 The purchase price (the “Purchase Price”) for the Designated Interests shall be One Thousand One Hundred Fifty and No/100 Dollars ($1,150.00) for each Approved Net Leasehold Acre (as defined in Section 2.3 below) covered by the Appendix 2 Leases, for a total consideration of Four Million Sixty-Three Thousand Seven Hundred Forty-One and 78/100 Dollars ($4,063,741.78) (assuming 3,533.689 Approved Net Leasehold Acres). The Purchase Price for the seismic data referred to in Section 8.1 below shall be One and No/100 Dollars ($1.00).

1.3 Closing.

 Closing shall be held on or before 10:00 a.m. local time in Corpus Christi, Texas, Sixty (60) days from the execution date of this Agreement. The Parties shall attend a closing in the offices of Esenjay (the “Closing”) at which the Parties shall perform the following obligations:

(a). At Closing and thereafter, PEDCO shall perform all of the following:

1. Cash at Closing:  At Closing, PEDCO shall pay to each Seller such Seller’s Proportionate Share of Two Million Thirty-One Thousand Eight Hundred Seventy and 89/100 Dollars ($2,031,870.89) (assuming 3,533.689 Approved Net Leasehold Acres, which amount shall equal Fifty Percent (50%) of the Purchase Price), all subject to adjustment in accordance with Section 3.1 below;

2. Equity:  Ten (10) days following the date that is twelve (12) months following the Closing (the “Date of Determination”), Buyer shall issue to each Seller such Seller’s Proportionate Share of preferred stock of Buyer (the “Units”) collectively valued at One Million Dollars ($1,000,000) in satisfaction of Eight Hundred Thousand Dollars ($800,000) of the Purchase Price, reflecting a Twenty Percent (20%) discount from the purchase price to be paid by Buyer’s investors participating in Buyer’s next financing round, anticipated to close on or before the Closing. Buyer shall guarantee (the “Guarantee”) a “floor” value of the Units of One Million Dollars ($1,000,000) (the “Floor Value”). On the Date of Determination, the “Market Value” of the Units shall be calculated as the thirty (30) day average closing sales price quoted for Buyer’s publicly-traded securities as reported on Yahoo! Finance or other reliable source on the Date of Determination (or such shorter period if Buyer’s securities have been publicly-traded for less than thirty (30) days prior to the Date of Determination). In the event: a) the Market Value is less than the Floor Value as calculated on the Date of Determination; b) the Unit’s class of securities held by the applicable Seller is not publicly-traded on the Date of Determination; or c) as of the Date of Determination, the transfer restrictions, rights, obligations and potential liabilities attributable to the Unit’s class of securities as reflected in PEDCO’s Articles of Incorporation or other instruments are unacceptable to any Seller as determined in such Seller’s sole discretion, then, in any such event, within five (5) calendar days following the Date of Determination, such Seller may irrevocably elect in writing to forego issuance of the Units in exchange for payment by PEDCO to such Seller in cash in an amount equal to such Seller’s Proportionate Share of One Million Dollars ($1,000,000). In the event any Seller elects to receive its Proportionate Share of cash in lieu of Units, PEDCO will deliver payment by wire transfer of immediately available funds to the account designated by such Seller within five (5) days of receipt of such Seller’s election notice. Any Seller who acquires Units pursuant to this section shall execute and deliver to PEDCO a mutually acceptable subscription agreement governing the acquisition of such Units; provided, however, that at the time of issuance of such Units, such issuance shall be subject to compliance with applicable securities laws, such Seller shall be an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and such Seller shall make reasonable and standard investor qualification representations in such mutually acceptable subscription agreement. For the period from Closing through the later of the date of delivery of the Units, or the date of payment following any Seller’s election to receive cash in lieu of the Units as provided for herein, Sellers shall hold a lien on all of PEDCO’s interest in the Subject Leases, together with all of PEDCO’s rights in any equipment, intangibles, accounts, personal property and proceeds attributable to the Subject Leases, in order to secure PEDCO’s performance of its obligations as provided for in this section. At Closing, PEDCO will execute and deliver to Esenjay a Mortgage, Deed of Trust, Assignment of As-extracted Collateral, Security Agreement and Financing Statement evidencing Sellers’ lien in the form attached hereto as Appendix 10, and Esenjay will be authorized to file all appropriate UCC financing statements;

3. Post-Closing Cash:  At Closing, Buyer shall pay to Counsel to Esenjay, to hold in escrow for the benefit of Sellers for a period of forty-five (45) days following Closing, Six Hundred Nine Thousand Five Hundred Sixty-One and 27/100 Dollars ($609,561.27) (assuming 3,533.689 Approved Net Leasehold Acres, which amount shall equal Fifteen Percent (15%) of the Purchase Price) (the “Post-Closing Cash”). The Post-Closing Cash will be held by Counsel to Esenjay pursuant to a mutually acceptable escrow agreement in which Sellers shall hold Counsel to Esenjay harmless from any claims or liabilities other than those arising out of Counsel to Esenjay’s failure to deliver the Post-Closing Cash to Sellers pursuant to this Agreement. At the expiration of such 45-day period, Counsel to Esenjay shall promptly pay to each Seller such Seller’s Proportionate Share of the Post-Closing Cash. Sellers hereby agree to indemnify, defend and hold PEDCO harmless from and against all claims or losses arising out of or relating to any failure of Counsel to Esenjay to promptly pay the Post-Closing Cash to Sellers;

4. Cash Carry:  Buyer shall carry each Seller’s Proportionate Share of Six Hundred Twenty-Two Thousand Three Hundred Nine and 62/100 Dollars ($622,309.62) (or the balance of the Purchase Price, assuming 3,533.689 Approved Net Leasehold Acres in which Sellers, collectively, hold a Fifty Percent (50% of 8/8ths) undivided interest) of each Seller’s costs attributable to Operations with respect to the Subject Leases (the “Cash Carry”) in the manner contemplated in Section 5.8(a) below;

5. Esenjay License.  Buyer shall execute and deliver to Esenjay a seismic license substantially in the form attached hereto as Appendix 4 covering Esenjay’s proprietary seismic data referred to in Section 8.1; and

6. GPI License.  Buyer shall execute and deliver to Geophysical Pursuit, Inc. a seismic license mutually acceptable to Buyer and Geophysical Pursuit, Inc. and Buyer shall furnish an executed copy of such license to Esenjay.

(b). At Closing, each Seller or Esenjay, as applicable, shall perform the following:

1. Sellers shall execute, acknowledge and deliver to PEDCO a Partial Assignment of Oil, Gas And Mineral Leases in the form attached hereto as Appendix 3, which assignment shall convey the Designated Interests to PEDCO (the “Assignment”);

2. Esenjay shall execute and deliver to PEDCO or to PEDCO’s designee, as authorized pursuant to the terms of the Operating Agreement, a seismic license substantially in the form attached hereto as Appendix 4 covering Esenjay’s proprietary seismic data referred to in Section 8.1 and deliver to such entity the licensed data;

3. Esenjay shall deliver to PEDCO or to PEDCO’s designee, as authorized pursuant to the terms of the Operating Agreement, the licensed data covered by the seismic license duly executed by Buyer and Geophysical Pursuit, Inc. upon delivery of an executed copy thereof to Esenjay; and

4. Each Seller shall execute and deliver to PEDCO a Certificate of Non-Foreign Status in the form attached hereto as Appendix 5.

(c). At Closing, PEDCO shall pay One Dollar ($1) to Esenjay for the seismic licenses referred to in Section 1.3(b) above.

(d). At Closing, Esenjay shall deliver a copy of the Records to PEDCO.

(e). At Closing, pursuant to Section 5.1, Esenjay shall deliver to PEDCO evidence reasonably satisfactory to PEDCO that the Operating Agreement, dated December 1, 2008, by and between Esenjay Operating Inc. and the other parties thereto has been amended to exclude the Subject Acreage as to the Shallow Horizons.

The payments PEDCO is required to make under this Section 1.3 shall be made by wire transfer of immediately available funds to accounts designated by each Seller in writing.

ARTICLE 2 – Review Period; Cure Period

2.1 Review Period; Costs of Title Information and Environmental Due Diligence.

 For a period ending at 5:00 p.m. local time in Corpus Christi, Texas, twenty (20) days prior to the date of the Closing (the “Review Period”), PEDCO and its representatives will have the right to review all land, legal, well and regulatory files and information in any Seller’s possession that pertain to the Subject Acreage and the Subject Leases. Each Seller shall provide PEDCO with true and correct copies of all land, legal, title, well and regulatory information in such Seller’s possession covering the Subject Acreage and the Subject Leases, including copies of all of the Subject Leases and copies of all title documentation, assignments, title opinions, abstracts of title, run-sheets and other title information and environmental reports or assessments in such Seller’s possession with respect to the Subject Acreage and the Subject Leases. The costs of title run sheets, title opinions and environmental assessments prepared for PEDCO will be the sole responsibility of PEDCO. PEDCO will provide copies of all title run sheets, title opinions, title curative information and environmental reports or assessments that PEDCO acquires to Esenjay during the Review Period. Except as expressly provided in this Agreement, no Party makes any representation as to the accuracy or reliability of any title information or data furnished to any other Party hereunder. During the Review Period, Sellers shall permit PEDCO and its representatives at reasonable times and at PEDCO’s sole risk, cost and expense, to conduct reasonable inspections of the Subject Leases and the Subject Acreage.

2.2 Additional Leases.  Sellers will have the right, but not the obligation, to acquire one or more Additional Leases until expiration of the Review Period, and if so acquired, such Additional Leases will be treated in the same manner as the Appendix 2 Leases under this Agreement. During the Review Period, Esenjay will notify PEDCO in writing if and when Additional Leases are acquired.  Esenjay’s notice will include copies of any Additional Leases acquired, together with copies of all title information obtained in connection with such acquisition.

2.3 PEDCO’s Determination of Approved Net Leasehold Acres.

 On or before the expiration of the Review Period, PEDCO shall determine, the number of Net Leasehold Acres covered by each of the Appendix 2 Leases and the Additional Leases that are acceptable to PEDCO in the good faith exercise of reasonable discretion (the “Approved Net Leasehold Acres”). In its determination of the Approved Net Leasehold Acres covered by an Appendix 2 Lease or any Additional Lease, PEDCO will use the formula set forth in the definition of Net Leasehold Acres in Appendix 1; provided, however, that PEDCO may exclude:

(a). any of the Subject Leases that a prudent person engaged in the business of the ownership, development and operation of oil and gas properties with knowledge of all the facts and their legal bearing would be unwilling to accept;

(b). any of the Subject Leases with respect to which PEDCO determines that there are material environmental liabilities that are unacceptable to PEDCO in the good faith exercise of reasonable discretion; and

(c). interests in oil, gas and other minerals covered by the Subject Leases and leasehold working interests in the Subject Leases that PEDCO determines, in the good faith exercise of reasonable discretion to be subject to any Title Defect (defined in Appendix 1).

The Approved Net Leasehold Acres attributable to the Subject Leases excluded for the reasons set forth in Section 2.3(a) and Section 2.3(b) above (the “Excluded Leases”) will be zero unless the reasons for exclusion are removed during the Cure Period to the satisfaction of PEDCO in the good faith exercise of reasonable discretion. All Excluded Leases shall be excluded from the Assignment from Sellers to PEDCO. PEDCO will acquire no rights in such Excluded Leases and following Closing, Sellers will have no further obligations to PEDCO with respect to such Excluded Leases under this Agreement.

2.4 Notice of Title Defects and Cure Period.

 On or before the expiration of the Review Period, PEDCO shall give Esenjay written notice identifying in reasonable detail all Title Defects that will be taken into account in determining the Approved Net Leasehold Acres and identifying any Excluded Leases and the reasons for such exclusion (the “Defect Notice”). All matters which would otherwise qualify as Title Defects, or would cause PEDCO to reduce the amount of Approved Net Leasehold Acres and which are not reflected in a timely submitted Defect Notice will be deemed waived by PEDCO as of the expiration of the Post-Closing Cure Period; provided, however, that the foregoing shall not abrogate or limit Sellers’ indemnity and hold harmless obligations under Section 5.9 or Sellers’ special warranty of title set forth in the Assignment. On or before 5:00 p.m. local time in Corpus Christi, Texas, three (3) days prior to the date of the Closing (the “Cure Period”), at Sellers’ sole cost and expense, Sellers will have the right to cure any Title Defects referred to in the Defect Notice and to attempt to remediate or remove any facts or circumstances that caused one or more of the Subject Leases to be Excluded Leases. Prior to the expiration of the Cure Period, Esenjay will give PEDCO notice of all Title Defects that Sellers believe they have cured and any change in circumstances or additional facts that should be considered by PEDCO in evaluating whether a lease should be an Excluded Lease. Esenjay will furnish PEDCO with said notice, all title curative materials reflecting that the Title Defects referred to in Esenjay’s notice do not exist or have been cured and information as to the change in circumstances or additional facts that should be considered by PEDCO in evaluating whether a lease should be an Excluded Lease. In the event PEDCO and Esenjay cannot agree as to whether any Lease identified in the Defect Notice for which Sellers believe they have cured any Title Defect should be treated as an Excluded Lease, the Parties will submit the matter to binding arbitration pursuant to Section 10.11.

ARTICLE 3 – Determination of Purchase Price and Closing

3.1 Determination of the Purchase Price for the Designated Interests.

At the expiration of the Cure Period, PEDCO shall evaluate the title curative material, if any, submitted by Esenjay during the Cure Period and determine the number of Approved Net Leasehold Acres included in each of the Subject Leases. PEDCO shall promptly give Esenjay a written notice stating: (i) the number of Approved Net Leasehold Acres covered by each of the Subject Leases; and (ii) the Purchase Price, calculated in the manner described in Article 2 based on the number of Approved Net Leasehold Acres. Said notice shall identify any of the Subject Leases that are Excluded Leases.

3.2 Post-Closing Title Curative.

 From and after the date of Closing through December 31, 2011 (the “Post-Closing Cure Period”), Sellers will have the continuing right, but not the obligation, to cure any Title Defects or otherwise satisfy PEDCO with respect to any matters reflected in the Defect Notice that were not cured or resolved as of the Closing. In the event Sellers cure or resolve any matter reflected in the Defect Notice to PEDCO’s reasonable satisfaction during the Post-Closing Cure Period, a second closing will occur with respect to the additional Approved Net Leasehold Acres resulting from Sellers’ efforts (the “Second Closing”). The Second Closing will be conducted in the same manner as the Closing, and the Parties will have the same rights, duties and obligations with respect to the additional Approved Net Leasehold Acres. If any of the Parties acquires a new lease after the expiration of the Review Period, other than leases obtained in response to the Defect Notice, such lease shall be subject to the AMI provisions contained in the Operating Agreement.

3.3 Pre-Closing Covenants.  From the date hereof to the date of the Closing, except as provided herein, or as otherwise consented to in writing by PEDCO, each Seller shall: (a) not sell, assign, transfer, dispose of or relinquish any of the Subject Leases (other than relinquishments resulting from the expiration of any of the Subject Leases which Seller does not have a right or option to renew); (b) exercise all rights or options it has to renew or extend any of the Subject Leases that are due to expire in 2011; (c) not incur any expenditures or liabilities with respect to the Subject Leases in excess of Ten Thousand Dollars ($10,000), individually, or in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate, or enter into any agreements committing to same, unless in case of an emergency; (d) not enter into any material new contract burdening any of the Subject Leases or any part thereof; and (e) promptly notify PEDCO upon receipt of written notice of any claim, demand or notice by any third party, governmental agency or court relating to the Subject Leases or the Subject Acreage, or any part thereof.

ARTICLE 4 – Reservation of Overriding Royalty Interests; After Payout Interest

4.1 Reservation of Overriding Royalty Interests.

 The Assignment shall include a reservation by Esenjay of an overriding royalty interest in production from the leases assigned equal to the amount, if positive, by which Twenty Percent (20%) of 8/8ths of such production exceeds the aggregate of all landowner royalties, overriding royalties and other burdens measured by or payable out of production that cover or affect the Subject Leases as of the Closing, proportionately reduced, as more particularly described in Section 4.2 below, to the interest in the Subject Leases assigned to PEDCO by Esenjay (the “Esenjay ORI”).

4.2 Terms and Conditions of the Esenjay ORI.

 The Esenjay ORI shall be a covenant running with the each of the Subject Leases and shall be subject to the following terms and provisions:

(a). The Esenjay ORI shall be inclusive of any overriding royalties or claims for overriding royalties created prior to Closing (whether or not of record and including but not limited to overriding royalty interests to which the prospect generator or any other third party may be entitled).

(b). If Esenjay’s interest in any of the leases assigned to PEDCO by Esenjay covers less than the entire and undivided estate in the oil, gas and minerals in the lands covered thereby, the Esenjay ORI shall be payable in the proportion which Esenjay’s fractional interest in the oil, gas and mineral estate covered by such lease in such lands bears to the entire and undivided estate in the oil, gas and other minerals in and under such lands. If Esenjay holds less than all of the oil, gas and mineral leasehold estate created by the leases assigned to PEDCO or if Esenjay conveys less than all of the oil, gas and mineral leasehold estate created by such leases, the Esenjay ORI shall be payable in the proportion which the fractional part of the oil, gas and mineral leasehold estate conveyed to PEDCO by Esenjay bears to the entire and undivided oil, gas and mineral leasehold estate in the lands covered by the leases assigned to PEDCO by Esenjay.

(c). The Esenjay ORI shall be free and clear of all drilling, producing and operating costs, but shall be charged with its proportionate part of all production, severance, ad valorem and similar taxes applicable to said production and any other taxes imposed under the laws of any state or other political subdivision to which such interest in production is or may be subject. At the election of PEDCO, production, gathering, or other taxes (state or federal) levied against the Esenjay ORI may be paid by PEDCO and deducted from the overriding royalty interests payable to Esenjay. PEDCO shall pay the Esenjay ORI on the same basis as the landowner’s royalty under the applicable lease and in accordance with applicable law.

(d). PEDCO shall have the right and authority to pool or unitize the Esenjay ORI in the same manner and to the same extent that pooling or unitization is authorized under the respective provisions of the leases assigned to PEDCO, as the same may have heretofore or may hereafter be amended, with the same effect as though the Esenjay ORI was a part of the lessors’ royalties in said leases. In lieu of the overriding royalties above specified, Esenjay shall receive on production from a unit so pooled only such portion of the overriding royalties stipulated above as the number of acres covered by the lease or portion thereof which is placed in any such unit bears to the total acreage so pooled in the particular unit involved.

(e). The Esenjay ORI will apply to any renewals or extensions of the Subject Leases acquired within six (6) months of the expiration of the applicable Subject Lease, insofar as such renewal or extension covers any portion of the Subject Acreage; provided, however, the Esenjay ORI applicable to any extension or renewal of any of the Subject Leases shall be reduced to the extent that the landowner’s royalty under such extension or renewal lease is greater than the landowner’s royalty under the expiring lease for which such extension or renewal lease is acquired.

4.3 After Project Payout Interest.

The Assignment shall be made free and clear of the covenants, provisions, and terms of that certain Exploration Agreement, dated effective September 1, 2007, by and between Esenjay and Evolution Oil & Gas, LLC (“Evolution”), as amended by First Amendment to Exploration Agreement DJ Basin 3D Seismic Program, dated effective September 19, 2009, and Second Amendment to Exploration Agreement DJ Basin 3D Seismic Program, dated effective April 12, 2011 (collectively, the “Evolution Agreement”), insofar as the Evolution Agreement provides that Evolution shall be entitled to an “after project payout” interest (the “Evolution Reversionary Interest”). The Evolution Reversionary Interest will reduce Esenjay’s working interests and net revenue interests in the leases subject to the Evolution Agreement, and Esenjay hereby agrees to indemnify, defend and hold PEDCO harmless from and against all claims or losses arising out of or relating to the Evolution Reversionary Interest. The Evolution Reversionary Interest shall not burden, reduce or otherwise alter or affect the working interests or the net revenue interests assigned to PEDCO by Sellers. PEDCO shall not be obligated to monitor or maintain information relating to the payout status of the Evolution Reversionary Interest.

4.4 Evolution Carried Costs.  PEDCO’s interest in any additional leases acquired within the AMI described in Appendix 8 shall be free and clear of and not subject to any obligations Sellers may have to carry Evolution for costs incurred within such AMI (the “Evolution Carried Costs”) under the terms of the Evolution Agreement and Sellers hereby agree to indemnify, defend and hold PEDCO harmless from and against all claims or losses arising out of or relating to the Evolution Carried Costs.

4.5 Evolution ORI.  PEDCO’s interest in any additional leases acquired within the AMI described in Appendix 8 will be subject to, and proportionately burdened by, the overriding royalty interest (the “Evolution ORI”) in favor of Evolution as provided for in the Evolution Agreement, proportionately reduced to the extent that such lease covers less than the entire leasehold estate created by such lease, and to the extent that such lease covers less than the entire oil and gas mineral estate in and under the land covered by such lease.

ARTICLE 5 – Operational Provisions

5.1 Operator.  Operations, if any, on the Subject Acreage and lands pooled therewith and the extent and duration thereof shall be solely within the discretion and at the will of PEDCO or PEDCO’s designee, subject to the terms of the Operating Agreement. PEDCO or PEDCO’s designee, as authorized pursuant to the terms of the Operating Agreement, will be named the Operator of the Subject Acreage and will operate in accordance with the Operating Agreement.

5.2 Operations and Cost Sharing.

 Except as modified in this Agreement, the Operating Agreement in the form attached as Appendix 6 hereto (the “Operating Agreement”) shall govern all operations on the lands and leases identified in Exhibit “A” to the Operating Agreement (the “Contract Area”). PEDCO or PEDCO’s designee, as authorized pursuant to the terms of the Operating Agreement, shall be named as the operator in the Operating Agreement. As a condition to Closing, on or before the date of the Closing, Esenjay shall cause that certain Operating Agreement, dated December 1, 2008, by and between Esenjay Operating Inc. and the other parties thereto, with respect to the Indian Peaks/DJ Basin Prospect, to be amended to exclude the Subject Acreage as to the Shallow Horizons. The Operating Agreement shall be deemed a separate agreement: (i) covering each COGCC drilling and spacing unit, and (ii) covering all other portions of the Contract Area and the Subject Acreage not included in a COGCC drilling and spacing unit until such time as such portions of the Contract Area and the Subject Acreage are included in a COGCC drilling and spacing unit. The Operating Agreement shall be binding on the Parties when this Agreement is fully executed notwithstanding that parties have not signed the Operating Agreement. In the event of a conflict between this Agreement and the Operating Agreement, this Agreement shall control.

5.3 Roads and Easements.

 All roads constructed and easements obtained by any Seller or PEDCO in connection with the Contract Area or the Subject Acreage may be used by Esenjay or PEDCO in its operations on the Contract Area and the Subject Acreage in accordance with the applicable agreements and applicable law.

5.4 Ingress and Egress.

 To the extent that it may lawfully do so, each Seller hereby grants to PEDCO and PEDCO hereby grants to Esenjay the right of ingress and egress over, across and under any portion of the Subject Acreage and the Contract Area and over, across and under any other lands and/or leases owned by such Seller or PEDCO in the vicinity of the Subject Acreage and the Contract Area in order for PEDCO and Esenjay to have the right of ingress and egress to and from the Subject Acreage and the Contract Area and to lay and maintain pipelines and other facilities to treat, store, transport oil, gas and other minerals that may be produced from or attributable to the Subject Acreage and the Contract Area.

5.5 Non-Interference.  Each Seller hereby agrees and covenants that, with respect to rights in the Subject Acreage deeper than the Shallow Horizons (the “Deep Rights”), such Seller will not grant any rights, title or interest to any third party that unreasonably interfere with PEDCO’s ability to fully and effectively drill, develop and commercialize the rights and interests in the Subject Acreage acquired by PEDCO. Likewise, PEDCO hereby agrees and covenants that, with respect to its rights in the Shallow Horizons of the Subject Acreage, PEDCO will not grant any rights, title or interest to any third party that unreasonably interfere with any Seller’s ability to fully and effectively drill, develop and commercialize its interests in the Subject Acreage with respect to the Deep Rights. In the event of an irreconcilable conflict between operations of PEDCO or PEDCO’s designee, as authorized pursuant to the terms of the Operating Agreement, with respect to the Shallow Horizons of the Subject Acreage and operations of any Seller on its interests in the Subject Acreage with respect to the Deep Rights, the operations of PEDCO or PEDCO’s designee, as authorized pursuant to the terms of the Operating Agreement, will have priority.

5.6 Deep Rights.  If, during a period of three (3) years from the Effective Date, any Seller (the “Deep Rights Seller”) desires to sell, assign, transfer or otherwise dispose of any interest in the Subject Acreage with respect to the Deep Rights, such Seller will deliver written notice thereof to PEDCO. On or before fifteen (15) days after delivery of such notice by the Deep Rights Seller, PEDCO shall have the right, but not the obligation, to elect by written notice to the Deep Rights Seller to acquire such rights from the Deep Rights Seller. Upon delivery of such election by PEDCO, the Deep Rights Seller and PEDCO shall use their reasonable efforts in good faith to agree upon mutually acceptable price and terms for such acquisition by PEDCO. If the Deep Rights Seller and PEDCO are unable to agree upon such price and terms on or before thirty (30) days after receipt of PEDCO’s election hereunder, for a period of one hundred eighty (180) days following the expiration of such 30-day negotiation period, the Deep Rights Seller shall have the right, but not the obligation, to sell, assign, transfer or otherwise dispose of such interest to a third party for a price equal to or greater than the price offered to PEDCO. If the Deep Rights Seller fails to sell, assign, transfer or otherwise dispose of such interest to a third party within said 180-day time period, this provision shall apply again to any such sale, assignment, transfer or other disposition.

5.7 Right of First Offer.  If, during a period of three (3) years from the Effective Date, any Seller (the “Transferring Seller”) desires to sell, assign, transfer or otherwise dispose of any interest in the AMI described in Appendix 8, such Seller will deliver written notice thereof to PEDCO. On or before seven (7) days after delivery of such notice by the Transferring Seller, PEDCO shall have the right, but not the obligation, to elect by written notice to the Transferring Seller to acquire such interest from the Transferring Seller. Upon delivery of such election by PEDCO, the Transferring Seller and PEDCO shall use their reasonable efforts in good faith to agree upon mutually acceptable price and terms for such acquisition by PEDCO. If the Transferring Seller and PEDCO are unable to agree upon such price and terms on or before seven (7) days after receipt of PEDCO’s election hereunder, for a period of one hundred eighty (180) days following the expiration of such 7-day negotiation period, the Transferring Seller shall have the right, but not the obligation, to sell, assign, transfer or otherwise dispose of such interest to a third party for a price equal to or greater than the price offered to PEDCO. If the Transferring Seller fails to sell, assign, transfer or otherwise dispose of such interest to a third party within said 180-day time period, this provision shall apply again to any such sale, assignment, transfer or other disposition.

5.8 Carried Interest; Liquidated Damages; Initial Well.

(a). All of each Seller’s respective share of the costs (based on such Seller’s working interest in the applicable oil and gas leases) of drilling, testing, stimulating, completing, equipping and operating (collectively, “Operations”) the first well drilled on the Subject Acreage pursuant to this Agreement (the “Initial Well”) will be paid by PEDCO for each Seller’s account until such time as such Seller’s respective share of such costs exceeds such Seller’s Proportionate Share of the Cash Carry, as such amount may be adjusted in the manner provided for herein. Thereafter, each Seller will bear its respective share of the costs of Operations, subject to such Seller’s election rights under the Operating Agreement. In the event the amount of the Cash Carry is not reduced to zero as a result of Operations conducted on the Initial Well, any remaining sum will be proportionately applied in satisfaction of each Seller’s respective share of the costs of additional operations on the Contract Area (as defined in the Operating Agreement) to the extent each Seller elects to participate in such operations under the Operating Agreement.

(b). If PEDCO fails to commence operations for drilling such Initial Well on or before twelve (12) months after the Effective Date (the “Commencement Period”), PEDCO shall immediately pay to each Seller such Seller’s Proportionate Share of the Cash Carry as liquidated damages. Notwithstanding anything to the contrary herein, the Parties hereby agree to the liquidated damages set forth in this Section 5.8(b) as the sole and exclusive remedy with respect to PEDCO’s failure to timely commence operations for the drilling of the Initial Well. In the event PEDCO fails to commence operations for drilling the Initial Well by the expiration of the Commencement Period and pays the liquidated damages pursuant to this Section 5.8(b), PEDCO shall no longer be obligated to carry each Seller’s share of costs pursuant to Section 5.8(a). With respect to the liquidated damages described in this Section 5.8(b), the Parties hereby acknowledge and agree that, at the time this Agreement was entered into: (a) the anticipated damages in the event a Party fails to perform hereunder were difficult to ascertain; (b) the Parties mutually intended to liquidate such damages in advance; (c) the amount of such liquidated damages is a reasonable estimate of the potential actual damages such breach would cause; and (d) such liquidated damages are not so disproportionate to any possible loss as to constitute a penalty.

(c). Except with regard to operations for the Initial Well by PEDCO or PEDCO’s designee, as authorized pursuant to the terms of the Operating Agreement, no Party may propose a well until the earlier of the expiration of the Commencement Period or completion or abandonment of the Initial Well. Pursuant to the terms of the Operating Agreement, if PEDCO or PEDCO’s designee, as authorized pursuant to the terms of the Operating Agreement, does not commence drilling operations for the Initial Well within the Commencement Period, any Party may thereafter give written notice to propose to drill the Initial Well and any operation conducted pursuant to such proposal shall be deemed the Initial Well under the terms of the Operating Agreement. This Section 5.8(c) shall not apply under those circumstances where a well to which notice is directed is a well which is required under the terms of a lease or farmout or a portion thereof, or “Required Operations” as set out in Article XVI.E of the Operating Agreement.

(d). In the event, for any reason, a Party fails to participate in the drilling of the Initial Well, or fails to pay its proportionate share of the costs of such operation (subject, in the case of Sellers, to such proportionate share being satisfied by PEDCO pursuant to the terms hereof), such Party will assign to the Parties participating in the Initial Well in proportionate shares, all of such non-participating Party’s right, title and interest in and to the Subject Leases, together with any additional leases owned in whole or in part by such Party within the AMI. Such assignment will be delivered by the non-participating Party free and clear of any claims or burdens arising by, through or under such Party, but not otherwise, other than those provided for in this Agreement. Furthermore, in such event, the non-participating Party will have no further rights under this Agreement or the Operating Agreement(s).

5.9 Indemnification.  Sellers shall indemnify, defend and hold harmless PEDCO from and against any and all claims, demands, causes of action, suits, judgments, orders, damages, awards, fines, penalties, charges, appeals, settlements, losses, liabilities, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees) (collectively, “Claims”) arising in connection with or related to the Subject Leases or the Subject Acreage attributable to the period of time prior to the date of the Closing, or any Claims that are attributable to a breach by any Seller of any of such Seller’s representations, warranties or covenants hereunder. All of Sellers’ indemnities set forth in this Agreement, including those set forth in this Section 5.9, shall survive the Closing for the applicable statute of limitations period.

ARTICLE 6 – Representations

6.1 Representations of PEDCO.

 PEDCO represents to each Seller as of the date hereof and as of the date of Closing, unless a representation below is expressly made only as of the date of Closing:

(a). PEDCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to carry on its business in all jurisdictions in which it is conducting business.

(b). PEDCO has all requisite power and authority to carry on business as presently conducted, to enter this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated hereby will not violate, nor be in conflict with, any provision of PEDCO’s Articles of Incorporation or other governing documents, or any agreement or instrument to which PEDCO is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to PEDCO.

(c). The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of PEDCO.

(d). PEDCO has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to the matters provided for in this Agreement for which Sellers shall have any responsibility whatsoever; and any such obligation or liability that might exist shall be the sole obligation of PEDCO.

(e). PEDCO is not a foreign person within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended.

(f). As of the date of the Closing, PEDCO shall be authorized to do business in and to own and operate oil and gas leases in the State of Colorado and in good standing in the State of Colorado.

(g). From the date hereof until the date of the Closing, PEDCO has made available to Esenjay PEDCO’s officers for any inquiries pertaining to matters reasonably relevant to the transactions contemplated hereunder.

(h). As of the date of the Closing, PEDCO shall be an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

6.2 Representations of Each Seller.

 Each Seller represents and warrants to PEDCO as of the date hereof and as of the date of Closing, unless a representation below is expressly made only as of the date of Closing:

(a). Seller is a Texas limited partnership or corporation duly formed, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to carry on its business in all jurisdictions in which it is conducting business.

(b). Seller has all requisite power and authority to carry on business as presently conducted, to enter this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Seller’s formation or governing documents, or any agreement or instrument to which Seller is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

(c). The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller.

(d). Seller is not a foreign person within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended.

(e). Seller has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to the matters provided for in this Agreement for which PEDCO shall have any responsibility whatsoever; and any such obligation or liability that might exist shall be the sole obligation of Seller.

(f). To the best of its knowledge, Seller is in compliance with the terms of the Subject Leases. Seller is in compliance with all permits relating to the Subject Leases. All of said permits are valid and are in full force and effect. The Subject Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect.

(g). To the best of its knowledge, Seller has Good and Defensible Title to its interests in the Subject Leases.

(h). No agreement applicable to the Subject Leases (other than this Agreement) contains express provisions that require the drilling of wells or other material development operations in order to earn or to continue all or any portion of the Subject Leases in force and effect.

(i). Seller has not entered into any agreement under which PEDCO will be obligated, by virtue of a prepayment arrangement, a gas balancing agreement, a production payment or any other agreement or dedication to deliver hydrocarbons from the Subject Leases at some future time without then or thereafter receiving full payment therefore, or to make payment at some future time for hydrocarbons already produced and sold.

(j). All rentals and other payments due under the Subject Leases have been properly and timely paid and all conditions necessary to keep the Subject Leases in force and effect have been fully performed.

(k). Seller has not received any notice that any part of the Subject Acreage must be remediated under the provisions of any environmental law and, to the best of Seller’s knowledge, Seller has complied with all applicable laws governing its ownership and operation of the Subject Leases.

(l). Seller has paid in full all taxes and assessments that have accrued and are due against any part of the leasehold interests covered by this Agreement or against Seller in respect to any of said leasehold interests by any local, state, federal or other taxing authority.

(m). There are no contracts or agreements that cover, affect or burden the Subject Leases other than the Operating Agreement, this Agreement, the Evolution Agreement and any other contracts and agreements that are listed in Appendix 7.

(n). None of the statements, representations or warranties made by Seller in this Agreement contains any untrue statements of any fact or fails to disclose any fact necessary to be disclosed in order to make the statements, representations or warranties contained herein not misleading. Seller has no knowledge of any matter that adversely affects (or may adversely affect) the Subject Leases that has not been disclosed to PEDCO in writing.

(o). Seller is authorized to do business in the State of Colorado and is in good standing in the State of Colorado.

(p). There are no consents to assignment or preferential rights to purchase with respect to any of the Subject Leases, except as set forth in Appendix 9.

(q). None of the Subject Leases are subject to any tax partnership agreement pursuant to Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code.

(r). Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

ARTICLE 7  – Conditions Precedent

7.1 Conditions Precedent to the Obligations of Sellers.

 The obligations of Sellers to be performed at Closing are subject to the satisfaction by PEDCO or waiver by Sellers before or at Closing, of each of the following conditions:

(a). Representations and Warranties. The representations and warranties by PEDCO set forth in this Agreement shall be true and correct in all material respects at and as of the date of Closing as though made at and as of Closing; and PEDCO shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by PEDCO at or prior to Closing.

(b). No Litigation.  There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of any of the transactions contemplated by this Agreement or seeking substantial damages against Sellers in connection therewith.

(c). Approvals. All approvals required to be obtained for the assignment of the Subject Leases to be conveyed by each Seller to PEDCO at Closing shall have been obtained or waived or shall have expired without being exercised.

7.2 Conditions Precedent to the Obligations of PEDCO.

 The obligations of PEDCO to be performed at Closing are subject to the satisfaction by each Seller or waiver by PEDCO before or at Closing, of each of the following conditions:

(a). Representations and Warranties.  Except with respect to each Seller’s representation in Section 6.2(g), which is governed by Article 2, the representations and warranties by each Seller set forth in this Agreement shall be true and correct in all material respects at and as of the date of Closing as though made at and as of Closing; and each Seller shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by such Seller at or prior to Closing.

(b). No Litigation.  There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of any of the transactions contemplated by this Agreement or seeking substantial damages against PEDCO in connection therewith.

(c). Approvals. All approvals required to be obtained for the assignment of the Subject Leases to be conveyed by each Seller to PEDCO at Closing shall have been obtained or waived or shall have expired without being exercised.

(d)  Casualty and Condemnation.  A substantial part of the Subject Leases or the Subject Acreage: (i) shall not have been destroyed by a casualty loss; and (ii) shall not have been taken in condemnation and no proceedings for the purpose of condemnation shall be pending.

ARTICLE 8  – Seismic Data

8.1 Seismic Licenses.

 At Closing:

(a). Esenjay and PEDCO will execute and Esenjay will deliver to PEDCO a seismic license in the form attached hereto as Appendix 4 covering Esenjay’s proprietary 3-D data covering a portion of the Subject Acreage; and

(b). PEDCO will execute and deliver to Geophysical Pursuit, Inc. a mutually acceptable seismic license with Geophysical Pursuit, Inc. covering the 3-D seismic data licensed by Esenjay from Geophysical Pursuit, Inc.

ARTICLE 9 – Termination

9.1 Termination.

 This Agreement may be terminated at any time before Closing as follows:

(a). By mutual written agreement of the Parties;

(b). By PEDCO, upon written notice to Esenjay at any time prior to Closing if (i) any Seller has breached any representation, warranty, or covenant contained in this Agreement, PEDCO has notified Esenjay of the breach, and the breach has continued without cure for a period of three (3) business days after the notice of the breach, (ii) PEDCO has given Esenjay notice pursuant to Section 3.1 that the Purchase Price is reduced by more than Ten Percent (10%), or (iii) Closing shall not have occurred on or before 10:00 a.m. local time in Corpus Christi, Texas, sixty (60) days after the execution date of this Agreement, by reason of the failure of any condition precedent under Section 7.2;

(c). By Sellers upon written notice to PEDCO from Esenjay at any time prior to Closing if (i) PEDCO has breached any representation, warranty, or covenant contained in this Agreement, Esenjay has notified PEDCO of the breach, and the breach has continued without cure for a period of three (3) business days after the notice of the breach, (ii) PEDCO has given Esenjay notice pursuant to Section 3.1 that the Purchase Price is reduced by more than ten percent (10%), or (iii) Closing shall not have occurred on or before 10:00 a.m. local time in Corpus Christi, Texas, sixty (60) days from the execution date of this Agreement, by reason of the failure of any condition precedent under Section 7.1.

9.2 Effect of Termination.

 If this Agreement is terminated by PEDCO because any Seller: (i) breached any representation, warranty, or covenant made by such Seller in this Agreement, and failed to cure such breach within three (3) business days after PEDCO gave notice of the breach; or (ii) failed to perform its obligations at Closing under circumstances in which all conditions precedent to such Seller’s obligations set forth in Article 7 have been satisfied, then PEDCO shall be entitled to all rights or remedies that PEDCO has or may have under law or in equity for such Seller’s breach or failure to perform under this Agreement. Likewise, if this Agreement is terminated by Sellers because PEDCO: (i) breached any representation, warranty, or covenant made by PEDCO in this Agreement, and failed to cure such breach within three (3) business days after Esenjay gave notice of the breach; or (ii) failed to perform its obligations at Closing under circumstances in which all conditions precedent to PEDCO’s obligations set forth in Article 7 have been satisfied, then Sellers shall be entitled to all rights or remedies that Sellers have or may have under law or in equity for PEDCO’s breach or failure to perform under this Agreement.

ARTICLE 10 – Miscellaneous

10.1 Further Assurances.

 Each Seller and PEDCO shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out such Party’s obligations under this Agreement and under any exhibit, appendix, document, certificate or other instrument delivered pursuant hereto.

10.2 Notices.

 All notices and other communications that are required or that may be given under the provisions of this Agreement shall be in writing addressed as set forth below, and the same shall be deemed to have been given on the same day if delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) three (3) days after deposit with the United States Postal Service, certified mail, postage prepaid, return receipt requested; (c) two (2) days after deposit with Federal Express or other reputable overnight service) for overnight delivery; (d) upon acknowledgment of receipt of telefax, email or other electronic transmission. All such notices shall be addressed as follows:

If to Sellers:
Esenjay Oil & Gas, Ltd.
500 N. Water Street, Suite 1100 South
Corpus Christi, Texas 78401
Attn.:  Ms. Linda D. Schibi, Vice President, Land
Tel. No.  (361) 883-7464
FAX No. (361) 883-3244
Email: Schibi@epc-cc.com

If to PEDCO:
Pacific Energy Development Corp.
4125 Blackhawk Plaza Circle, Suite 201A
Danville, California 94506
Attn.:  Frank C. Ingriselli, President and Chief Executive Officer
With a copy to:  General Counsel
Tel. No.  (925) 984-2845
FAX No. (925) 403-0703
Email: ingriselli@pacificenergydevelopment.com

From time to time Sellers or PEDCO may designate another address or facsimile number or email address or telephone number for all purposes of this Agreement by notifying the other Parties of such change in accordance with the provisions hereof.

10.3 Incorporation of Appendices.

 The appendices attached hereto are incorporated in this Agreement and are made a part of this Agreement.

10.4 Entire Agreement.

 This Agreement (including the appendices attached hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, written and oral.

10.5 Amendment; Waiver.  This Agreement may not be altered, or amended, nor any rights hereunder waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver.

10.6 Announcements.

 No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to Closing without the prior written approval of PEDCO and Esenjay; provided, however, that any Party may make any public disclosure that such disclosing Party believes in good faith is required by applicable law, the rules of any recognized stock exchange on which the securities of such Party are traded or any listing or trading agreement concerning any Party’s publicly-traded securities (in which case the disclosing Party shall use its commercially reasonable efforts in good faith to deliver to the other Parties, pursuant to the notice provisions hereof, a copy of the proposed disclosure, and give such other Parties an opportunity to comment on the proposed disclosure, prior to such public disclosure).

10.7 Confidentiality.

(a). From and after the date of this Agreement and until Closing, each Party shall treat all information exchanged and relating the transactions contemplated hereby as confidential (the “Confidential Information”). Each Party shall take reasonable precautions as may be necessary to prevent the disclosure of any portion of the Confidential Information to any third party. Without the prior written consent of the other Parties, no Party shall disclose any of the Confidential Information, except to any of the following (on a confidential basis): (1) members, partners, managers, officers, directors, employees, attorneys, accountants, engineers and other agents or consultants engaged by such Party; (2) any bona fide third party who in good faith is seeking to purchase, acquire, invest, finance or otherwise participate with such Party in an interest in any portion of the lands within the AMI described in Appendix 8, or the wells, lands or leases therein, including any investors or potential investors in PEDCO, subject to the terms of a written confidentiality agreement; or (3) any parties to which such Party is required to disclose such information by law or by the rules of any recognized stock exchange on which the securities of such Party are traded. The Parties acknowledge that the breach of the terms of this provision may cause irreparable harm for which monetary damages would be inadequate and difficult to ascertain. Therefore, the Parties hereby agree that, in the event of a breach or threatened breach hereof, the non-breaching Party or Parties may seek an injunction, restraining order, specific performance, and such other remedies and relief, in law or at equity, or any combination thereof, which the non-breaching Party or Parties may deem in the sole discretion of such Party or Parties as necessary or advisable. The filing of any particular cause of action hereunder shall not be deemed an election of remedies.

(b). For purposes of this Agreement, “Confidential Information” does not include information that: (1) is already known to the receiving Party as of the date of disclosure hereunder; (2) is already in possession of the public or becomes available to the public other than through the breach of this Agreement by the receiving Party or of any other person to whom Confidential Information is distributed pursuant to this Agreement; (3) is required to be disclosed under applicable law, stock exchange regulations, court order, or by a governmental order, decree, regulation or rule (provided that the receiving Party shall make all reasonable efforts to deliver prompt written notice to the disclosing Party prior to such disclosure); (4) is acquired independently from a third party that represents it has the right to disseminate such information at the time it is acquired by the receiving Party; or (5) is developed by the receiving Party independently of the Confidential Information received from the disclosing Party.

10.8 Force Majeure.

 If PEDCO is rendered unable, wholly or in part, by force majeure to carry out its obligations within the deadlines established under this Agreement, it will give Esenjay prompt written notice of the force majeure event with reasonably full particulars concerning it. The obligations or deadlines of PEDCO shall be suspended during the continuation of the force majeure event. PEDCO shall use all reasonable diligence to remove the force majeure as quickly as possible.  The term “force majeure” as employed herein shall mean an act of God, strike, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood, explosion, governmental restraint including but not limited to a drilling moratorium or a moratorium on hydraulic fracturing operations, governmental inaction,  restriction upon or prohibition of surface rights, nonavailability of drilling equipment or other equipment or personnel at reasonable commercial rates; and any other cause, whether of the kind specifically enumerated or otherwise, which is not reasonably within the control of PEDCO.

10.9 Binding Effect; Benefits.

 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Nothing expressed or implied in this Agreement is intended to or shall be construed to give any person other than the Parties or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intention of the Parties that this Agreement shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns and for the benefit of no other person.

10.10 Governing Law.

 This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of  Colorado.

10.11 BINDING ARBITRATION.

 ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXISTENCE OF TITLE DEFECTS OR ENVIRONMENTAL LIABILITIES, THE BREACH, TERMINATION, ENFORCEMENT, INTERPRETATION OR VALIDITY OF THIS AGREEMENT, INCLUDING THE DETERMINATION OF THE SCOPE OR APPLICABILITY OF THIS AGREEMENT TO ARBITRATE, SHALL BE DETERMINED BY ARBITRATION IN THE STATE OF COLORADO IN ACCORDANCE WITH THE PREVAILING COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. THE HEARING SHALL BE COMMENCED WITHIN THIRTY (30) DAYS AFTER THE SELECTION OF THE ARBITRATOR AND A WRITTEN DECISION SHALL BE RENDERED BY THE ARBITRATOR WITHIN THIRTY (30) DAYS OF THE CONCLUSION OF THE HEARING. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, JUDGMENT ON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THIS CLAUSE SHALL NOT PRECLUDE THE PARTIES FROM SEEKING PROVISIONAL REMEDIES IN AID OF ARBITRATION FROM A COURT OF APPROPRIATE JURISDICTION. THE ARBITRATOR SHALL NOT AWARD CONSEQUENTIAL OR PUNITIVE DAMAGES TO ANY PARTY. THE COSTS AND EXPENSES OF THE ARBITRATION PROCEEDING, INCLUDING THE FEES OF THE ARBITRATOR AND ALL COSTS AND EXPENSES, INCLUDING LEGAL FEES AND WITNESS FEES, INCURRED BY THE PREVAILING PARTY OR PARTIES, SHALL BE BORNE BY THE NON-PREVAILING PARTY OR PARTIES.

10.12 Specific Performance.

 The Parties agree and acknowledge that money damages may not be an adequate remedy for a breach of a provision of this Agreement by any Seller or PEDCO. As such, any Seller or PEDCO, in their sole discretion, may apply to a court for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement by any Seller or PEDCO.

10.13 Expenses.

 Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by PEDCO or any Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including with limitation, legal and accounting fees, costs and expenses.

10.14 Cost.

 If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement, the prevailing Party or Parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in such action, arbitration or other proceeding, in addition to other relief to which such Party or Parties may be entitled.

10.15 Severability.

 Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

10.16 Esenjay’s Representation of Sellers.  Winn, Lacy and Crain acknowledge that Esenjay is acting as their representative in connection with this Agreement. Esenjay’s representation of the other Sellers includes, but is not limited to, the negotiation and drafting of this Agreement and documents to be delivered at Closing. Winn, Lacy and Crain covenant and agree that each shall be bound by all actions taken by Esenjay on each of their behalf under or in connection with this Agreement and shall be deemed to have received notice for all purposes under this Agreement upon Esenjay’s receipt of the same in accordance with Section 10.2.

10.17 Presumption Concerning Interpretation and Construction.

 Notwithstanding the fact that preliminary drafts of this Agreement were prepared by Esenjay, Esenjay and PEDCO and their respective counsel have had opportunity to participate in the drafting of the final form of this Agreement, and each Party hereto and their respective counsel have had opportunity to review the final form of this Agreement. Accordingly, in the event of any ambiguity in the provisions of this Agreement, there shall be no presumption in favor of any Party hereto with respect to the interpretation or construction thereof. The Parties will treat the words “include,” “includes” and “including” as if followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

10.18 Survival.

 Except for each Seller’s representation in Section 6.2(g), which shall expire upon Closing, and as otherwise specifically set forth herein, the representations and warranties of the Parties hereto shall survive the execution of this Agreement and the Closing for a period of two (2) years from the date of the Closing; provided, however, that the foregoing shall not abrogate or limit Sellers’ indemnity and hold harmless obligations under Section 5.9 or Sellers’ special warranty of title set forth in the Assignment.

10.19 Headings.

 The section and subsection headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

10.20 Timing. Time is of the essence hereof.

10.21 Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Furthermore, this Agreement may be executed by the facsimile or electronic signature of any Party hereto, it being agreed that the facsimile or electronic signature of any Party hereto shall be deemed an original for all purposes.

10.22 Termination of Confidentiality Agreement.  Effective at Closing, the Parties agree that certain Confidentiality/Non-Compete Agreement, dated April 13, 2011, by and between Esenjay, South Texas Reservoir Alliance, LLC and PEDCO, will be deemed terminated and of no further force and effect.

[Signature page follows.]

EXECUTED to be effective as of the Effective Date.

BUYER:		SELLERS:

Pacific Energy Development Corp.		Esenjay Oil & Gas, Ltd.

		By:	Esenjay Petroleum Corporation, Its General Partner

By:	/s/ Frank C. Ingriselli	By:	/s/ Linda D. Schibi
	Frank C. Ingriselli President and Chief Executive Officer		Linda D. Schibi Vice President Land

By: By: By: By: By:	Winn Exploration Co., Inc.

/s/ Michael W. Calley
Michael W. Calley
Vice President

Lacy Properties, Ltd.

Lacy Property Management, Inc.,
Its General Partner

/s/ Darren T. Groce
Darren T. Groce
Interim President

Crain Energy, Ltd.

Crain Oil & Gas, LLC,
Its General Partner

/s/ Darren T. Groce
Darren T. Groce
Interim President

APPENDIX 1

(Attached to and made a part of Purchase and Sale Agreement between Esenjay Oil & Gas, Ltd., et al, and Pacific Energy Development Corp.)

DEFINED TERMS

Unless such terms are otherwise defined herein, the following terms set forth below shall have the meanings ascribed to them below.

Additional Leases has the meaning set forth in the second recital of this Agreement.

Affiliate means, with respect to a Person, any other Person directly or indirectly, Controlling, or under common Control with, the Person in question and includes any subsidiary of such Person and any “affiliate” of such Person within the meaning of Reg. §240.12b-2 promulgated under the Securities Exchange Act of 1934, and with respect to a Person who is an individual, the ancestors and descendants of such Person and members of such Person’s nuclear family and trusts of which such Persons are beneficiaries.

Agreement has the meaning set forth in the first sentence of this Agreement.

AMI means area of mutual interest.

Appendix 2 Acreage has the meaning set forth in the first recital of this Agreement.

Appendix 2 Leases has the meaning set forth in the first recital of this Agreement.

Approved Net Leasehold Acres has the meaning set forth in Section 2.3.

Assignment has the meaning set forth in Section 1.3(b)1.

Buyer has the meaning set forth in the first sentence of this Agreement.

Cash Carry has the meaning set forth in Section 1.3(a)4.

Claims has the meaning set forth in Section 5.9.

Closing has the meaning set forth in Section 1.3.

COGCC means the Colorado Oil and Gas Conservation Commission.

Commencement Period has the meaning set forth in Section 5.8(b).

Defined Terms
Appendix 1 Page 1

Contract Area has the meaning set forth in Section 5.1.

Control means the possession, directly or indirectly, through one or more intermediaries, of the following: (a) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof; or (b) in the case of any Person, the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of the Person.

Confidential Information has the meaning set forth in Section 10.6.

Counsel to Esenjay means Branscomb PC, 802 N. Carancahua, Suite 1900, Corpus Christi, Texas 78401-0036, Attention: H. Scott Taylor.

Crain has the meaning set forth in the first sentence of this Agreement.

Cure Period has the meaning set forth in Section 2.4.

Date of Determination has the meaning set forth in Section 1.3(a)2.

Deep Rights has the meaning set forth in Section 5.4.

Deep Rights Seller has the meaning set forth in Section 5.5.

Defect Notice has the meaning set forth in Section 2.4.

Designated Interests has the meaning set forth in the third recital of this Agreement.

Effective Date means Sixty (60) days from the execution date of this Agreement

Encumbrances means pledges, liens, mortgages, security interests, contract obligations, options, claims, defects and encumbrances. Notwithstanding anything to the contrary, for purposes of this Agreement, any of the Subject Leases with an expiration date occurring during 2011 shall be deemed to be subject to an Encumbrance hereunder.

Esenjay has the meaning set forth in the first sentence of this Agreement.

Esenjay ORI has the meaning set forth in Section 4.1.

Evolution has the meaning set forth in Section 4.3.

Evolution Agreement has the meaning set forth in Section 4.3.

Defined Terms
Appendix 1 Page 2

Evolution ORI has the meaning set forth in Section 4.4.

Evolution Reversionary Interest has the meaning set forth in Section 4.3.

Excluded Leases has the meaning set forth in Section 2.3.

Floor Value has the meaning set forth in Section 1.3(a)2.

Force Majeure has the meaning set forth in Section 10.7.

Good and Defensible Title means, for each of the Subject Leases, such record title that: (i) is free and clear of all Encumbrances, except Permitted Encumbrances; (ii) entitles Sellers to receive not less than the net revenue interest set forth in Appendix 2 in all hydrocarbons produced from the Subject Leases described in Appendix 2 at any time during the productive life thereof (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of hydrocarbons); and (iii) obligates Sellers to bear not more than the working interest set forth in Appendix 2 in the Subject Leases described in Appendix 2 at any time during the productive life or abandonment thereof.

Guarantee has the meaning set forth in Section 1.3(a)2.

Initial Well has the meaning set forth in Section 5.8.

Lacy has the meaning set forth in the first sentence of this Agreement.

Market Value has the meaning set forth in Section 1.3(a)2.

Net Leasehold Acres means, with respect to each of the Subject Leases: (i) the number of gross acres covered by such Lease, times (ii) the percentage of the oil, gas and other minerals covered by such Lease, times (iii) the percentage of the estate of the lessee in said Lease (working interest) owned by Sellers.  For example, the number of Net Leasehold Acres attributable to a Lease covering an undivided one half interest in the oil, gas and other minerals rights in and under a 100 acre tract of land in which Sellers own 90% of the estate of the original lessee in such Lease would be 45 Net Leasehold Acres. The 45 Net Leasehold Acres in this example is derived as follows:  (100 acres) times [50% (the landowner’s interest in the oil, gas and other mineral rights)] times [90% (Sellers’ ownership percentage of the estate of the original lessee)].

Operating Agreement has the meaning set forth in Section 5.1.

Operations has the meaning set forth in Section 5.8(a).

Party and Parties have the meanings set forth in the second sentence of this Agreement.

PEDCO has the meaning set forth in the first sentence of this Agreement.

Defined Terms
Appendix 1 Page 3

Permitted Encumbrances means and includes the following:

(i)
production burdens, including overriding royalties, as of record and in existence as of the Effective Date that (a) do not reduce Sellers’ net revenue interest in any of the Appendix 2 Leases below the amounts set forth in Appendix 2 or (b) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the working interest of Sellers’ in any of the Appendix 2 Leases below the amounts set forth in Appendix 2, unless there is a proportionate increase in Sellers’ applicable net revenue interest;

(ii)	the overriding royalties to be reserved by Esenjay as set forth in this Agreement;

(iii)	Liens for taxes or assessments or governmental charges not yet delinquent;

(iv)
Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations incidental to the ownership of the Subject Leases provided that same do not materially interfere with the operation, value or use of any of the Subject Leases;

(v)
All rights of consent required by any governmental authority (if any) in connection with the change of ownership or control of an interest in any federal, state or other lease if the same are customarily obtained after such change of ownership or control by timely filings or other actions;

(vi)	rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any of the Subject Leases;

(vii)	all rights reserved to or vested in any governmental entity to control or regulate operations on any of the Subject Leases and all applicable laws;

(viii)
all defects and irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect Sellers’ title to, or ownership, operations, or value of the Subject Leases, including, without limitation (a) defects in the early chain of title consisting of the failure to recite marital status or the omission of succession or heirship proceedings; (b) defects or irregularities arising out of the lack of a survey; (c) defects or irregularities arising out of or relating to the lack of powers of attorney from corporations to execute and deliver documents on their behalf or lack of spousal joinder; (d) defects of title which result from the failure to file assignments or other documents in the state or federal records so long as such assignments or other documents are properly recorded in the county records; and (e) irregularities cured by possession under applicable statutes of limitation and statutes relating to acquisitive (or liberative) prescription; and

(ix)
all other liens, charges, encumbrances, instruments, obligations, defects and irregularities affecting the Subject Leases which, individually or in the aggregate, do not: (a) interfere materially with the operation, value, or use of any of the Subject Leases; or (b) do not prevent PEDCO from receiving the proceeds of production from any wells to be drilled on the Subject Leases.

Person means an individual, corporation, partnership, limited liability company, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

Post-Closing Cash has the meaning set forth in Section 1.3(a)3.

Post-Closing Cure Period has the meaning set forth in Section 3.2.

Defined Terms
Appendix 1 Page 4

Proportionate Share means the following shares attributable to each respective Seller: Esenjay, Sixty Percent (60%); Winn, Twenty-Five Percent (25%); Crain, Eleven and Twenty-Five Hundredths Percent (11.25%); and Lacy, Three and Seventy-Five Hundredths Percent (3.75%).

Purchase Price has the meaning set forth in Section 1.2.

Records has the meaning set forth in Section 1.1(a).

Review Period has the meaning set forth in Section 2.1.

Second Closing has the meaning set forth in Section 3.2.

Seller has the meaning set forth in the first sentence of this Agreement.

Shallow Horizons has the meaning set forth in the first recital of this Agreement.

Subject Acreage has the meaning ascribed to such term in the second recital of this Agreement.

Subject Leases has the meaning set forth in the second recital of this Agreement.

Title Defect means any fact that renders Sellers’ title to any of the Subject Leases less than Good and Defensible Title, including any Encumbrance (or any claim of an Encumbrance) other than a Permitted Encumbrance.

Transferring Seller has the meaning set forth in Section 5.6.

Units has the meaning set forth in Section 1.3(a)2.

Winn has the meaning set forth in the first sentence of this Agreement.

Defined Terms
Appendix 1 Page 5

APPENDIX 2

(Attached to and made a part of Purchase and Sale Agreement between Esenjay Oil & Gas, Ltd., et al, and Pacific Energy Development Corp.)

APPENDIX 2 LEASES

APPENDIX 3

(Attached to and made a part of Purchase and Sale Agreement between Esenjay Oil & Gas, Ltd., et al, and Pacific Energy Development Corp.)

FORM OF PARTIAL ASSIGNMENT OF OIL, GAS AND MINERAL LEASES

PARTIAL ASSIGNMENT OF OIL, GAS AND MINERAL LEASES

STATE OF COLORADO	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF WELD	§

THIS PARTIAL ASSIGNMENT OF OIL, GAS AND MINERAL LEASES (this “Assignment”), dated _______________ ___, 2011 (the “Closing Date”), but effective as of 12:01 a.m. Central Clock Time on ___________, 2011 (the “Effective Date”) is from ESENJAY OIL & GAS, LTD., a Texas limited partnership (“Esenjay”), 500 North Water Street, Suite 1100 South, Corpus Christi, Texas 78401, WINN EXPLORATION CO., INC., a Texas corporation (“Winn”), 800 North Shoreline Blvd., Suite 1900 North, Corpus Christi, Texas 78401, CRAIN ENERGY, LTD., a Texas limited partnership (“Crain”), 222 East Tyler Street, Longview, Texas 75606, and LACY PROPERTIES, LTD., a Texas limited partnership (“Lacy”), 222 East Tyler Street, Longview, Texas 75606 (Esenjay, Winn, Crain and Lacy are, collectively, “Assignors” and each an “Assignor”), to PACIFIC ENERGY DEVELOPMENT CORP., a Nevada corporation (“Assignee”), 4125 Blackhawk Plaza Circle, Suite 201A, Danville, California 94506. Terms used but not otherwise defined herein shall have the meanings given to them in that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated August 23, 2011, by and among Assignors and Assignee.

For a valuable consideration, and in consideration of the covenants and agreements of Assignee herein contained, and upon and subject to the exceptions, reservations, conditions and other provisions hereinafter set forth, Assignors hereby sell, transfer, assign, and deliver to Assignee an undivided Fifty Percent (50% of 8/8ths) interest in and to the leasehold estate and working interest in and to the leases described in Exhibit “A” attached hereto (herein referred to collectively as “said Leases” and severally as a “Lease”) INSOFAR AND ONLY INSOFAR as said Leases cover and affect the lands described in Exhibit “A” attached hereto to all depths from the surface of the earth down to the stratigraphic equivalent of the base of the Greenhorn Formation being the “X Bentonite Marker” as encountered at a depth of 6,493 feet measured depth on the electrical log in the Esenjay Operating Inc.-Jess 23-10 Well (API #05-123-31643) located in Section 23, T7N, R59W, 6th PM, Morgan County, Colorado (the “Assigned Depths”). Said Leases are conveyed hereby free and clear of all burdens other than Permitted Encumbrances, including the overriding royalty interests reserved by Esenjay hereby and the terms of the Operating Agreement described below, and shall entitle Assignee to the working interest set forth above without suspension, reduction or termination so long as said Leases remain in force and effect.

Esenjay hereby RESERVES and EXCEPTS from this Assignment overriding royalty interests in said Leases (the “Esenjay ORI”) insofar as said Leases cover the Assigned Depths, subject to the following terms and provisions, equal to amount, if positive, by which Twenty Percent (20%) of 8/8ths of such production exceeds the aggregate of all landowner royalties, overriding royalties and other burdens measured by or payable out of production that cover or affect said Leases, proportionately reduced, as more particularly described below, to the interest in said Leases assigned to Assignee by Esenjay.

The Esenjay ORI shall be a covenant running with each of said Leases and shall be subject to the following terms and provisions:

(a). The Esenjay ORI shall be inclusive of any overriding royalties or claims for overriding royalties created prior to the Closing Date (whether or not of record and including but not limited to overriding royalty interests to which the prospect generator or any other third party may be entitled).

(b). If Esenjay’s interest in any of said Leases assigned to Assignee by Esenjay covers less than the entire and undivided estate in the oil, gas and minerals in the lands covered thereby, the Esenjay ORI shall be payable in the proportion which Esenjay’s fractional interest in the oil, gas and mineral estate covered by said Lease in such lands bears to the entire and undivided estate in the oil, gas and other minerals in and under such lands. If Esenjay holds less than all of the oil, gas and mineral leasehold estate created by said Leases assigned to Assignee or if Esenjay conveys less than all of the oil, gas and mineral leasehold estate created by said Leases, the Esenjay ORI shall be payable in the proportion which the fractional part of the oil, gas and mineral leasehold estate conveyed to Assignee by Esenjay bears to the entire and undivided oil, gas and mineral leasehold estate in the lands covered by said Leases assigned to Assignee by Esenjay.

(c). The Esenjay ORI shall be free and clear of all drilling, producing and operating costs, but shall be charged with its proportionate part of all production, severance, ad valorem and similar taxes applicable to said production and any other taxes imposed under the laws of any state or other political subdivision to which such interest in production is or may be subject. At the election of Assignee, production, gathering, or other taxes (state or federal) levied against the Esenjay ORI may be paid by Assignee and deducted from the overriding royalty interests payable to Esenjay. Assignee shall pay the Esenjay ORI on the same basis as the landowner’s royalty under the applicable lease and in accordance with applicable law.

(d). Assignee shall have the right and authority to pool or unitize the Esenjay ORI in the same manner and to the same extent that pooling or unitization is authorized under the respective provisions of said Leases assigned to Assignee, as the same may have heretofore or may hereafter be amended, with the same effect as though the Esenjay ORI was a part of the lessors’ royalties in said Leases. In lieu of the overriding royalties above specified, Esenjay shall receive on production from a unit so pooled only such portion of the overriding royalties stipulated above as the number of acres covered by said Lease or portion thereof which is placed in any such unit bears to the total acreage so pooled in the particular unit involved.

(e). The Esenjay ORI will apply to any renewals or extensions of said Leases acquired within six (6) months of the expiration of the applicable said Lease, insofar as such renewal or extension covers any portion of the lands covered by such Said Lease; provided, however, the Esenjay ORI applicable to any extension or renewal of any of said Leases shall be reduced to the extent that the landowner’s royalty under such extension or renewal lease is greater than the landowner’s royalty under the expiring lease for which such extension or renewal lease is acquired.

This Assignment is made subject to the covenants, provisions, and terms of the Purchase Agreement, that certain Operating Agreement, dated ______________, 2011 (the “Operating Agreement”), naming Assignee or Assignee’s designee as Operator, and each of said Leases.

Assignee shall bear its pro rata share of the royalties reserved in said Leases insofar as they cover the Assigned Depths. The interests in said Leases conveyed hereby are free and clear of the covenants, provisions, and terms of, and shall not be subject to the provisions of, that certain Exploration Agreement, dated effective September 1, 2007, by and between Esenjay and Evolution Oil & Gas, LLC (“Evolution”), as amended by First Amendment to Exploration Agreement DJ Basin 3D Seismic Program, dated effective September 19, 2009, as amended by Second Amendment to Exploration Agreement DJ Basin 3D Seismic Program, dated effective April 12, 2011, (collectively, the “Evolution Agreement”), insofar as the Evolution Agreement provides that Evolution shall be entitled to an “after project payout” interest (the “Evolution Reversionary Interest”). The Evolution Reversionary Interest will reduce Esenjay’s working interests and net revenues interests in said Leases, and Esenjay will indemnify, defend and hold Assignee harmless from and against all claims or losses arising out of the Evolution Reversionary Interest. The Evolution Reversionary Interest shall not burden, reduce or otherwise alter or affect the working interests or the net revenues interests in said Leases conveyed to Assignee hereby. Assignee shall not be obligated to monitor or maintain information relating to the payout status of the Evolution Reversionary Interest.

TO HAVE AND TO HOLD, all and singular, the interests in said Leases conveyed hereby together with all and singular the rights and appurtenances thereto in any wise belonging unto Assignee and its successors in title and assigns forever; and Assignor hereby binds itself and its successors and assigns to warrant and forever defend, all and singular, said interests unto Assignee and its successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof, by through and under Assignor only, but not otherwise. This Assignment is made with full substitution and subrogation of Assignee in and to all covenants, indemnities, representations and warranties by others heretofore given or made with respect to the interests in said Leases conveyed hereby or any part thereof.

This instrument may be executed in any number of counterparts, with the same force and effect as if all parties hereto had executed a single counterpart hereof.

All of the terms, provisions, covenants and agreements herein contained shall extend to and be binding upon the parties hereto, and their respective successors in title and assigns, and all terms, provisions and reservations contained in this Assignment shall be deemed covenants running with each of the said Leases.

[Signature page follows.]

IN WITNESS WHEREOF, Assignors and Assignee have executed this Assignment to be effective as of the Effective Date.

ASSIGNORS:

Esenjay Oil & Gas, Ltd.

By: Esenjay Petroleum Corporation
   Its General Partner

By: ______________________________
   Linda D. Schibi
   Vice President Land

Winn Exploration Co., Inc.

By: ______________________________
   Michael W. Calley
   Vice President

Lacy Properties, Ltd.

By:  Lacy Property Management, Inc.
    Its General Partner

By: ______________________________
   Darren T. Groce
   Interim President

Crain Energy, Ltd.

By: Crain Oil & Gas, LLC
   Its General Partner

By: ______________________________
   Darren T. Groce
   Interim President

ASSIGNEE:

Pacific Energy Development Corp.

By: ______________________________
   Frank C. Ingriselli
   President and Chief Executive Officer

Acknowledgments

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

The foregoing instrument was acknowledged before me this ___ day of _______________, 2011, by Linda D. Schibi, Vice President Land of Esenjay Petroleum Corporation, a Texas corporation, on behalf of the corporation, acting in its capacity as General Partner of Esenjay Oil & Gas, Ltd., a Texas limited partnership.

[Seal]	_____________________________________________
Notary Public
My commission expires: __________________________

STATE OF TEXAS	§
§
COUNTY OF NUECES	§

The foregoing instrument was acknowledged before me this ___ day of _______________, 2011, by Michael W. Calley, Vice President of Winn Exploration Co., Inc., a Texas corporation, on behalf of the corporation.

[Seal]	_____________________________________________
Notary Public
My commission expires: __________________________

STATE OF TEXAS	§
§
COUNTY OF GREGG	§

The foregoing instrument was acknowledged before me this ___ day of _______________, 2011, by Darren T. Groce, Interim President of Lacy Properties, Ltd., a Texas limited partnership, on behalf of the corporation, acting in its capacity as General Partner of Lacy Properties, Ltd., a Texas limited partnership.

[Seal]	_____________________________________________
Notary Public
My commission expires: __________________________

STATE OF TEXAS	§
§
COUNTY OF GREGG	§

The foregoing instrument was acknowledged before me this ___ day of _______________, 2011, by Darren T. Groce, Interim President of Crain Energy, Ltd., a Texas limited partnership, on behalf of the corporation, acting in its capacity as General Partner of Crain Energy, Ltd., a Texas limited partnership.

[Seal]	_____________________________________________
Notary Public
My commission expires: __________________________

STATE OF ____________	§
§
COUNTY OF ___________	§

The foregoing instrument was acknowledged before me this ___ day of _______________, 2011, by Frank C. Ingriselli, President and Chief Executive Officer, of Pacific Energy Development Corp., a Nevada corporation, on behalf of the corporation.

[Seal]	_____________________________________________
Notary Public
My commission expires: __________________________

EXHIBIT “A”

Attached to and made a part of that certain
Partial Assignment Of Oil, Gas And Mineral Leases, dated __________, 2011, from Esenjay Oil & Gas, Ltd., et al. as Assignors, to Pacific Energy Development Corp., as Assignee

DESCRIPTION OF OIL AND GAS LEASES

APPENDIX 4

(Attached to and made a part of Purchase and Sale Agreement between Esenjay Oil & Gas, Ltd., et al, and Pacific Energy Development Corp.)

FORM OF SEISMIC DATA LICENSE AGREEMENT – ESENJAY PROPRIETARY DATA

3D ONSHORE/OFFSHORE MASTER SEISMIC
DATA LICENSING AGREEMENT

This Agreement ("Agreement") is effective as of _______________, 2011 by and between Esenjay Oil & Gas, Ltd., hereinafter referred to as “Licensor”, and Condor Energy Technology Corp., a Nevada corporation, hereinafter referred to as "Licensee."

Licensor agrees to acquire or has acquired and grants to Licensee a non-exclusive, non-transferable license to use certain geophysical data delineated in various Supplemental Agreements to this Agreement which may be executed from time to time in the form attached hereto as Schedule "1" by either Line Number, Program Name, Mileage or Square Mileage, Kilometer, Block, or 3D Program Name, as well as all related support documentation (e.g., surveying data, surveyor’s notes, driller’s notes and observer’s notes delivered to Licensee with the geophysical data), and all tape, electronic and paper/physical copies of all or any part of the geophysical data or related support documentation, regardless of source.  Such geophysical data, referred to collectively hereinafter as the "Data."  LICENSOR HEREBY REPRESENTS AND WARRANTS THAT IT HAS THE EXCLUSIVE RIGHT AND AUTHORITY TO PROVIDE LICENSEE WITH THE DATA, AND THAT IT WILL IN NO WAY BREACH ANY OBLIGATION IT HAS TO ANY OTHER PERSON OR ENTITY BY PROVIDING THE DATA TO LICENSEE. LICENSOR AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LICENSEE FROM AND AGAINST ALL CLAIMS, DAMAGES, LIABILITIES, AND JUDGMENTS BASED UPON OR ARISING OUT OF ANY BREACH BY LICENSOR OF THE FOREGOING REPRESENTATION AND WARRANTY.  This non-exclusive, non-transferable license to use the Data is made subject to the terms and conditions provided below.

I.
Licensee acknowledges that the Data includes trade secrets, copyright protected confidential and proprietary information of Licensor, and that Licensor’s (and, as applicable, Licensor’s co-owners’) title to and ownership rights in the Data shall at all times remain vested in Licensor (and, as applicable, Licensor’s co-owners).  The Data may not be directly or indirectly, by operation of law or otherwise, transferred to, disclosed to, shown to, sold to, traded to, disposed of, or otherwise made available to, any other person or entity other than Licensee except as specifically provided below in Section III. Licensee agrees to take any and all reasonable actions necessary to insure that its employees, representatives or agents do not violate the terms and conditions of this Agreement including, but not limited to, the limitations on access to the Data provided below.  In the event this Agreement is violated, Licensor will be entitled to all remedies available to it at law and in equity, including, but not limited to, the specific remedies set forth herein, provided, however, that Licensee shall not be liable for punitive, indirect, incidental or consequential damages resulting from or arising out of this provision “I”.  Licensee recognizes that Licensor, as owner or co-owner of the Data, may enter into agreements with other parties to license the Data provided to Licensee, and that Licensor is free to license, use, sell or in any other manner dispose of the Data upon such terms and conditions as Licensor may elect

II.
LICENSEE AGREES THAT THIS LICENSE TRANSACTION IS MADE ON AN "AS IS, WHERE IS" BASIS.  LICENSOR DOES NOT WARRANT THE ACCURACY OR QUALITY OF THE DATA, AND ANY ACTIONS TAKEN OR EXPENDITURES MADE BY LICENSEE AS A RESULT OF EXAMINATION, EVALUATION OR INTERPRETATION OF THE DATA SHALL BE AT THE SOLE RISK, RESPONSIBILITY AND LIABILITY OF LICENSEE, WITHOUT ANY RECOURSE TO LICENSOR.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, LICENSEE FURTHER AGREES THAT LICENSOR SHALL NOT BE LIABLE FOR ANY REPRESENTATIONS, CONDITIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY CONDITION OR WARRANTY OF MERCHANTABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE DATA IS COMPLETE, WHOLLY ACCURATE, OR ERROR FREE.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, LICENSOR SHALL IN NO EVENT BE LIABLE TO LICENSEE OR ANY THIRD PARTIES FOR PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE USE BY LICENSEE OR ANY THIRD PARTIES OF THE DATA.

LICENSOR AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS LICENSEE FROM AND AGAINST ALL CLAIMS, DAMAGES, LIABILITIES AND JUDGMENTS BASED UPON OR ARISING OUT OF FIELD OPERATIONS CONDUCTED BY LICENSOR OR ITS SUB-CONTRACTORS DURING THE DATA ACQUISITION PROCESS.

III.
Licensee agrees that this license is personal, that the Data shall be for Licensee's internal use only, and that the Data shall not be directly or indirectly, by operation of law or otherwise, transferred to, disclosed to, shown to, sold to, traded to, disposed of, or otherwise made available to, any person or entity other than Licensee, except under the following conditions:

A.  The Data may be made available, shown, or a copy provided, to any person or entity solely for the purposes of reprocessing, analyzing, interpreting and/or creating derivative products for Licensee, subject to the following: (1) such person or entity is not itself engaged in the oil & gas exploration business; (2) such person or entity acknowledges and agrees in writing, either generally or specifically, that the Data is the confidential, proprietary property, copyright and trade secret of Licensor and will not be transferred to, disclosed to, described to, shown to or used to benefit any other person or entity;  (3) such  person or entity agrees in writing to be bound by the terms and conditions of this Agreement; and (4) the period of time during which the person or entity has access to the Data is no longer than is reasonably necessary for it to perform the work undertaken for Licensee.  All derivative products and reprocessed Data will be owned by and will remain the property of Licensor and shall be included in the definition of “Data” as that term is used in this Agreement.  Licensee hereby grants to Licensor all right, title, and interest in and to all derivative products and reprocessed Data and Licensor hereby grants back Licensee a non-exclusive, non-transferable license to all derivative products and reprocessed Data in accordance with the terms of this Agreement. Provided, however, Licensee shall not be under an obligation to provide Licensor with the original or copies of derivative Products.

B.  Such portions of the Data as are directly related, in the reasonable opinion of Licensee, to a specific drilling prospect generated by Licensee or to a leasehold interest which Licensee desires to offer for potential sale may be shown by Licensee at Licensee’s facilities to any person or entity, but not copied, separately analyzed or manipulated for or by such person or entity, (“Prospective Purchaser”) in order to interest such person or entity to enter into an agreement with Licensee to explore, operate, develop or buy all or a portion of such drilling prospect or lease or for purposes of a “Change in Control” as defined hereinbelow, but only if such person or entity acknowledges and agrees in writing, either generally or specifically, that the Data is the confidential, proprietary property, copyright and trade secret of Licensor and will not be transferred to, disclosed to, described to, shown to or used to benefit any other person or entity.  Licensor and Licensee intend that Licensee may show the applicable portions of the Data to any person or entity for the limited purpose described above only in connection with a specific drilling prospect of limited area or in connection with the potential sale of a specific leasehold interest or for the purposes of a Change of Control, but not to permit such person or entity to make a regional interpretation of the Data or any portion thereof, and only after such person or entity agrees in writing that the Data is the confidential, proprietary property, copyright and trade secret of Licensor and will not be disclosed to, described to, shown to or used to benefit any other person or entity.

C. The Data may be made available, shown, or a copy provided to any Related Entity, provided that such Related Entity shall have the same rights to use the Data as Licensee; and further provided that such Related Entity shall be bound by the terms of this Agreement to the same extent as Licensee. In the event that a Related Entity ceases to exist or no longer meets the definition of Related Entity under this Agreement, all rights of such entity to use the Data shall immediately terminate and all copies of the Data shall immediately be destroyed or returned to Licensee. Licensee shall promptly provide Licensor written notice confirming the return and/or destruction as required by this subsection. For purposes of this Agreement “Related Entity” means any entity in which Licensee holds an ownership interest or any entity that holds an ownership interest in Licensee.

The intent of this Agreement is to allow the Data to be used solely by Licensee for the purposes of analysis and interpretation in Licensee's search for hydrocarbon reserves.  Licensee shall take all reasonable measures necessary to safeguard the Data from unauthorized use or disclosure and, in any event, Licensee shall provide at least the same degree of care and control of the Data as Licensee exercises toward its own trade secret, proprietary, confidential and copyright protected information.  Other than as set out herein, the Data shall remain in the physical possession of Licensee and will not be made available to any person or entity.  At no time, under any circumstances, shall Licensee receive any fee from any person or entity for any use of the Data, nor shall the Data  be displayed on the Internet or any other publicly accessible media for any purpose, provided, however, the Data may be displayed to a Prospective Purchaser or a secure Internet data base or site.  If this section of the Agreement is breached, in addition to all other remedies available to Licensor at law or in equity, Licensee shall pay to Licensor as liquidated damages, and not as a penalty, an amount equal to 150% of the original license fees paid for the Data (but not to exceed 100% of the total acquisition and processing costs for the data), within three (3) business days of a written demand from Licensor.  Upon such payment there shall be delivered to any other party who has been given access to the Data an agreement similar in form and substance to this Agreement for the affected Data.  Only upon full execution of that agreement shall the other party have any rights of use in and to the Data.  Licensee acknowledges, covenants and agrees that any breach of this Agreement by any consultant, agent, employee, representative, or other advisor of Licensee, or by any prospective venture participant or prospective purchaser, or any of their respective consultants, agents, employees, representatives or other advisors, shall be a breach of this Agreement by Licensee.

IV.
This Agreement, the Supplemental Agreements and the license to use the referenced Data shall terminate ten (10) years from the execution date of this Agreement, but may be extended by written mutual agreement of the parties.  The license granted by this Agreement will, without notice, automatically terminate upon the Licensee: ceasing to carry on its business; making an assignment for the general benefit of its creditors; proposing any form of financial reorganization because of insolvency with creditors; becoming subject to any bankruptcy proceedings or any other proceedings or laws relating to its insolvency; or if a receiver, receiver and manager, trustee, custodian or similar agent is appointed or takes possession of all or substantially all of the property or business of the Licensee.  Immediately upon termination of the license granted by this Agreement, Licensee will return or cause to be returned to, or will destroy or cause to be destroyed, the Data.

V.
Except as provided herein, Licensee may not sell, assign or otherwise transfer this Agreement, the Data, or the license or any other rights or obligations hereunder, in whole or in part, without the prior written approval of Licensor. A Change of Control (as defined below) shall not constitute such a transfer.

A “Change of Control” shall mean each of (a) the sale of all or substantially all of the stock or assets of Licensee (or its ultimate parent company), (b) any merger, reorganization, combination, consolidation or amalgamation of Licensee (or its ultimate parent company) with any other entity, and (c) the acquisition, directly or indirectly, by any person or entity, or by any group of persons or entities acting together, that are involved, directly or indirectly, in whole or in part, in the business of exploring for or producing oil, gas or other minerals, of the power to direct or cause the direction of the management and policies of Licensee (or its ultimate parent company), whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the direct or indirect acquisition of 50% or more of the outstanding equity interests in Licensee (or its ultimate parent company). Notwithstanding anything herein to the contrary, a “Change of Control” shall not include transactions the primary purpose of which concern the fundraising activities of Licensee, such as undertaking a public or private offering of securities that results in changes in ownership of Licensee or changes to the composition of the board of directors of Licensee. Licensee agrees to provide prompt written notice to Licensor at the appropriate address listed hereinbelow, in the event of a Change of Control or the entry by Licensee (or its ultimate parent company) into a publicly discloseable agreement that will cause a Change of Control.  This section shall apply even if Licensee continues to exist subsequent to the Change of Control in essentially the same form in which it existed prior to the Change in Control. Upon entry by Licensee into a publicly discloseable agreement that will cause a Change of Control, Licensee may either terminate the license granted under this Agreement and return the Data by the date of the Change of Control, or may pay to Licensor a re-license fee in the amount of $15,000.00 per square mile of Data covered by this Agreement.  In the event the Data is to be returned, Licensee shall be required to execute a Verification of Return/Destruction of Data form in the form attached as Exhibit A; however, Licensee shall not be required to destroy, erase or return corporate documents which contain Data derived from the Data, copies of such Data retained in back-up computer records for the period such records are normally retained and such copies required to be retained by law.  Except as provided for in this section, a Change of Control will not result in the termination of this Agreement or the charging of additional fees.  This Section is specifically intended to supersede statutory provisions to the contrary, if any.

VI.
Data licensed hereunder may be conveyed to a service company for reprocessing or storage, provided a written confidentiality agreement is obtained from such company prior to conveyance.  Licensee accepts full responsibility for insuring that any Data conveyed hereunder remains confidential and is not made available to any non-Licensee.  Any print or film of any version of the Data must contain the following statement:

“This Data is trade secret, is owned by Esenjay Oil & Gas, Ltd., and is licensed to (Licensee) under terms and conditions of a 2D & 3D Onshore/Offshore Master Seismic Data Licensing Agreement which strictly limits the use of such Data.  This Data shall be for Licensee's own internal use only, and shall not be shown, sold, traded, disposed of, or otherwise made available to any party except under certain specific conditions delineated in such licensing agreement.  Any unauthorized use or possession of this Data by any party is strictly prohibited.”

VII.
The terms of this Agreement shall be kept confidential by the parties hereto, and shall not be disclosed to any other person or entity, except as may be reasonably necessary to administer this Agreement (e.g., disclosure in connection with permitted disclosures of the Data pursuant to Section III, above), or as otherwise may be required by law.

VIII.
This Agreement shall be construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of law.  The parties agree that if, after the effective date of this Agreement, there are changes in laws or regulations (including the imposition of new laws) or in the interpretation or application of laws or regulations, which in the reasonable opinion of Licensor adversely affect the benefits, rights or protections afforded Licensor either pursuant to the terms of this Agreement or by operation of law then, at Licensor’s sole request the parties shall enter into negotiations and execute an amendment to this Agreement that places Licensor in substantially the same position as before the change of law.

IX.
The rights and remedies granted in this Agreement to Licensor in the event of default are cumulative and the exercise of any of those rights and remedies shall be without prejudice to the enforcement of any other right or remedy including, without limitation, injunctive relief, specific performance, and any other right or remedy available at law or in equity or authorized by this Agreement. Notwithstanding anything to the contrary contained herein, Licensee shall in no event be liable to Licensor or any third party for punitive, indirect, or consequential damages resulting from or arising out of this Agreement.

The rights of each party hereto, whether granted by this Agreement or by law or equity, may be exercised, from time to time, singularly or in combination, and the waiver of one or more of such rights shall not be deemed to be a waiver of such right in the future or any one or more of the other rights that the exercising party may have.  Any right, and any breach of a term, provision or condition of this Agreement by one party shall not be deemed to have been waived by the other party unless the waiver is expressed in writing and signed by an authorized representative of the waiving party.  The failure of either party to insist upon the strict performance of any term, provision or condition of this Agreement shall not be construed as a waiver or relinquishment in the future of the same or any other term, provision or condition.

The parties agree that any provision of this Agreement that is deemed to be or becomes void, illegal, invalid or unenforceable shall be severable herefrom and ineffective to the extent of such voidability, illegality, invalidity or unenforceability, and shall not invalidate, affect or impair the remaining provisions of this Agreement.  If and to the extent any court or governmental authority of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, the parties will negotiate in good faith to equitably adjust the provisions of this Agreement with a view toward effecting its intended purposes; any such holding shall not affect the validity or effectiveness of the other provisions of the Agreement, which will remain in full force and effect.  No provision of this Agreement shall be construed to constitute Licensor as the agent, servant, or employee of Licensee.  The relationship of Licensor to Licensee shall be that of independent contractor.  Licensee shall not have the right to control or direct the details of the work performed by Licensor.  Licensor shall furnish at its own expense, and risk, all labor, materials, equipment, tools, and transportation and other items necessary in performance of the work covered herein.

X.
Licensor and Licensee agree that there are no understandings or agreements relative to this Agreement that are not fully expressed herein or in the Supplemental Agreements.  This Agreement including only any Supplemental Agreements sets forth the entire agreement between the parties and supersedes all prior agreements, prior data licenses, understandings, and communications between the parties, whether oral or written.

XI.
All notices to be given pursuant to this Agreement shall be in writing and shall be deemed to be sufficiently given if delivered by overnight courier, in which case the notice shall be deemed to have been received on the next business day after sending, or if delivered by hand to the representative named below, in which case the notice shall be deemed to have been received on the date of delivery, or if sent by certified mail, return receipt request, in which case the notice shall be deemed to have been received on the date of receipt.  Until written notice of change of address given pursuant to this Section, notices shall be addressed as follows:

(a)	Licensor:
Esenjay Oil & Gas, Ltd.
500 N. Water Street
Suite 1100 South
Corpus Christi, Texas 78401-0236
Attention: Eric Gardner
Phone: (361) 883-7464
Fax: (361) 883-3244
gardner@epc-cc.com

(b)	Licensee:
Condor Energy Technology Corp.
c/o Pacific Energy Development Corp.
4125 Blackhawk Plaza Circle, Suite 201A
Danville, California 94506
Attention: Frank C. Ingriselli, President and Chief Executive Officer
Phone: (925) 984-2845
Fax: (925) 403-0703
ingriselli@pacificenergydevelopment.com

XII.
Any delay or failure to perform under this Agreement arising from a force majeure event as specified herein shall not be deemed to be a default and shall not put an end to this Agreement, so that the same shall continue in suspense or part performance until such event shall have ceased.  A force majeure event means:  acts of God, earthquakes, fire, freezing, storm, tornados, floods, hurricanes, or other actions of the elements, explosion, accident, malicious mischief, sabotage, insurrections, riot, strikes, lockouts, boycotts, picketing, labor disturbances, loss of power, public enemy, war (declared or undeclared), rebellion, civil disturbance, compliance with any federal, state, or municipal law, or with any regulation, order, rule (including, but not limited to, priority, rationing or allocation orders or regulation) of governmental agencies, or authorities or representatives of any government (foreign or domestic); total or partial failure or loss or shortage of all or part of transportation or other facilities ordinarily available to and used by a party hereto in the performance of the obligations imposed by this Agreement, whether such facilities are such party’s own or those of others; or any cause, whether similar to or dissimilar from the causes herein enumerated, including without limiting the generality of the foregoing, any breakdown, either total or partial, of Licensor’s facilities for any cause whatsoever; provided, however, that all such causes are beyond the reasonable control of the party claiming force majeure and the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and that even though the parties hereby agree that any force majeure shall be remedied as soon as practicable, the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having difficulty shall not be required.

[Signature page follows.]

ACCEPTED AND AGREED TO THIS ___ DAY OF ______, 2011.

LICENSOR:

Esenjay Oil & Gas, Ltd.

By:  Esenjay Petroleum Corporation,
Its: General Partner

By:___________________________
Eric Gardner
Vice President Exploration

 LICENSEE:

Condor Energy Technology Corp.

By:___________________________
Name:_________________________
Title:__________________________

Exhibit A
VERIFICATION OF RETURN/DESTRUCTION OF DATA

Licensee, as defined in the 2D & 3D Onshore/Offshore Master Seismic Data Licensing Agreement (“Agreement”) effective as of   hereby represents, warrants and verifies to Licensor, as defined in the Agreement, that all Data, as defined in the Agreement (including any Data provided to any other person or entity in accordance with the terms of the Agreement), has been returned to Licensor [destroyed].  Specifically, as of the date of this Verification, all Data has been completely removed from the computer systems, files, offices, warehouses, or other locations within the possession, custody or control of Licensee.  In addition, all references to the Data have been [returned/destroyed], by permanently deleting or otherwise permanently eliminating them from all computers, files, storage facilities, and any and all other paper, electronic, digital or other forms of media within the possession, custody or control of Licensee.

Licensee acknowledges and agrees that Licensor is relying on this Verification of Return of Data as confirmation that Licensee is not retaining any Data in any form and, further, as Licensee’s acknowledgment that retaining any Data would entitle Licensor to liquidated damages as provided in the Agreement as well as all other remedies available to Licensor at law or in equity.

Verified this   day of  , 2011.

By:___________________________________ Print Name: ____________________________ Company and Title: ________________________

ONSHORE 3D
SCHEDULE "1"

Supplemental Agreement to a
2D & 3D Onshore/Offshore Master Seismic Licensing Agreement
between
Esenjay Oil & Gas, Ltd.
and
Condor Energy Technology Corp., a Nevada corporation

(f). _________________________

(g). Dated____________________

_______________, 2011

_______________________________ agrees to license                                                                                                 square miles of 3-D geophysical data acquired by Licensor as delineated by area and mileage and at rates as specified below, under terms and conditions of the 2D&3D Onshore/Offshore Master Seismic Data Licensing Agreement to which this supplemental agreement is attached and made a part thereof.

Area	Committed Mileage

Billing Address:                  _______________________
_______________________
_______________________

Attention: ____________________

 Delivery Address: SAME

ACCEPTED AND AGREED TO THIS __________DAY OF______________, 2011.

LICENSOR ESENJAY OIL & GAS, LTD,	LICENSEE CONDOR ENERGY TECHNOLOGY CORP.
By Esenjay Petroleum Corporation, Its general partner

By: ____________________________________	By: ____________________________________

APPENDIX 5

(Attached to and made a part of Purchase and Sale Agreement between Esenjay Oil & Gas, Ltd., et al, and Pacific Energy Development Corp.)

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

CERTIFICATION AS TO NON-FOREIGN STATUS

Under penalties of perjury, ____________________ (“Affiant”) hereby certifies the following on behalf of [Seller]:

That [Seller] and Pacific Energy Development Corp. (“PEDCO”) entered into a Purchase and Sale Agreement dated July ___, 2011 (the “Contract”), whereby [Seller] agreed to convey certain oil and gas assets described therein (the “Assets”) to PEDCO.

That [Seller] represents and warrants under penalties of perjury, pursuant to the requirements of Section 1445 of the Internal Revenue Code of 1954, as amended, (the “IRC”) and the regulations promulgated thereunder, that [Seller] is not a foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the IRC and the regulations promulgated thereunder.

That [Seller] does accordingly make and deliver this Certification for the express purpose of inducing PEDCO to purchase the Assets in accordance with the terms and conditions of the Contract, and [Seller] hereby represents that [Seller] has read and understands Sections 1445 and 7701 of the IRC and the regulations promulgated under these sections and declares that [Seller] is not a foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the IRC and the regulations promulgated thereunder, and PEDCO is not required to withhold any tax as a result of the sale by [Seller] of the Assets to PEDCO.

That [Seller] understands and acknowledges that PEDCO is relying upon this Certification in refraining from withholding ten percent (10%) of any amount to be realized by [Seller].

[Seller]’s seven-digit United States Taxpayer Identification Number is ________________.

[Seller]’s address is:             _______________________________________
                                                 _______________________________________
                                                 _______________________________________
Attn.:  __________________________________

That [Seller] understands and acknowledges that the aforesaid representations and warranties are made under penalties of perjury, and that, for good and valuable consideration, the receipt of which is hereby acknowledged, [Seller] hereby agrees to indemnify, defend and hold harmless PEDCO of, from and against any and all loss, liability, costs, damages, claims or causes of action which may hereafter arise or be incurred by PEDCO by reason of any failure of any representation or warranty made herein to be true and correct in all respects, including but not limited to any liability for failure to withhold any amount required under Section 1445 of the IRC.

That [Seller] understands and acknowledges that this Certification may be disclosed to the Internal Revenue Service by PEDCO and that any false statement contained herein could be punished by fine, imprisonment, or both.

That Affiant hereby acknowledges that Affiant has examined this Certification and, under penalties of perjury, declares that to the best of Affiant’s knowledge and belief, it is true, correct and complete, and Affiant further represents and declares that Affiant has the authority to sign this Certification on behalf of [Seller].

[Signature page follows.]

IN WITNESS WHEREOF, the Affiant has executed and made this Certification as to Non-Foreign Status on behalf of [Seller] on this ______ day of _________, 2011.

[SELLER]

By:___________________________ Name:_________________________ Title:__________________________

Acknowledgment

STATE OF ______________	§
§
COUNTY OF _____________	§

This instrument was acknowledged before me on ____________, 2011, by ______________, ________________ of [Seller], a ________________, on behalf of said ________________.

[Seal]	_____________________________________________
Notary Public
My commission expires: __________________________

APPENDIX 6

(Attached to and made a part of Purchase and Sale Agreement between Esenjay Oil & Gas, Ltd., et al, and Pacific Energy Development Corp.)

FORM OF OPERATING AGREEMENT

APPENDIX 7

(Attached to and made a part of Purchase and Sale Agreement between Esenjay Oil & Gas, Ltd., et al, and Pacific Energy Development Corp.)

DESCRIPTION OF CONTRACTS OR AGREEMENTS

Exploration Agreement DJ Basin 3D Seismic Program covering Adams, Arapahoe, Denver, Elbert, Morgan and Weld Counties, Colorado dated effective September 1, 2007, by and between Esenjay Oil & Gas, Ltd. and Evolution Oil & Gas, LLC

First Amendment to Exploration Agreement DJ Basin 3D Seismic Program covering Adams, Arapahoe, Denver, Elbert, Morgan and Weld Counties, Colorado dated effective September 19, 2009, by and between Esenjay Oil & Gas, Ltd. and Evolution Oil & Gas, LLC

Second Amendment to Exploration Agreement DJ Basin 3D Seismic Program covering Adams, Arapahoe, Denver, Elbert, Morgan and Weld Counties Colorado dated effective as of April 12, 2011 by and between Esenjay Oil & Gas, Ltd. and Evolution Oil & Gas, LLC.

3D Seismic Acquisition and Exploration Agreement Indian Peaks 3-D Project covering Morgan and Weld Counties, Colorado dated December 1, 2008, by and between Esenjay Oil & Gas, Ltd. and Winn Exploration Co., Inc., Crain Energy, Ltd., Lacy Properties, Ltd., RAVCO, Inc., Arentee Investments and Schibi Oil & Gas Ltd.

APPENDIX 8

(Attached to and made a part of Purchase and Sale Agreement between Esenjay Oil & Gas, Ltd., et al, and Pacific Energy Development Corp.)

ACREAGE PLAT WITH AMI OUTLINE

APPENDIX 9

(Attached to and made a part of Purchase and Sale Agreement between Esenjay Oil & Gas, Ltd., et al, and Pacific Energy Development Corp.)

SCHEDULE OF LEASES REQUIRING CONSENT TO ASSIGNMENT

APPENDIX 10

(Attached to and made a part of Purchase and Sale Agreement between Esenjay Oil & Gas, Ltd., et al, and Pacific Energy Development Corp.)

MORTGAGE, DEED OF TRUST, ASSIGNMENT OF AS-EXTRACTED COLLATERAL, SECURITY AGREEMENT AND FINANCING STATEMENT